Exhibit 4.19

Dated: 13th October, 2025

ALPHA BANK S.A.
(as lender)

- and -

ARIEL SHIPPING CO.
MULAN SHIPPING CO.
JOHNNY BRAVO SHIPPING CO. and
ALADDIN SHIPPING CO.

(as joint and several borrowers)

LOAN AGREEMENT for a secured floating interest rate loan facility of up to US$50,000,000

THEO V. SIOUFAS & CO.
LAW OFFICES
Piraeus

SCHEDULES

1.	Form of Drawdown Notice

2.	Form of Insurance Letter

3.	Form of Sustainability Performance Certificate

4.	Form of Compliance Certificate

THIS AGREEMENT is dated the 13th day of October, 2025 and made BETWEEN:

(1)
ALPHA BANK S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens, Greece, acting, except as otherwise herein provided, through its office at 93 Akti Miaouli, Piraeus, Greece, as lender (hereinafter called the “Lender”, which expression shall include its successors and assigns); and

(2)	(a)	ARIEL SHIPPING CO., a corporation duly incorporated in the Republic of the Marshall Islands, whose address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (and includes its successors) (the “Ariel Borrower”); and

(b)
MULAN SHIPPING CO., a corporation duly incorporated in the Republic of the Marshall Islands having its registered address  at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (and includes its successors) (the “Mulan Borrower”);

(b)
JOHNNY BRAVO SHIPPING CO., a corporation duly incorporated in the Republic of the Marshall Islands having its registered address  at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (and includes its successors) (the “Johnny Bravo Borrower”); and

(b)
ALADDIN SHIPPING CO., a corporation duly incorporated in the Republic of the Marshall Islands having its registered address  at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (and includes its successors) (the “Aladdin Borrower” and together with the Ariel Borrower, the Mulan Borrower and the Johnny Bravo Borrower hereinafter called the “Borrowers”) and singly a “Borrower”

AND IT IS HEREBY AGREED as follows:

1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Amount and Purpose

(a)
Amount: This Agreement sets out the terms and conditions upon and subject to which it is agreed that the Lender will make available to the Borrowers, on a joint and several basis, by one (1) Advance a secured term loan facility in the amount of up to the lesser of:

(i)	Dollars Fifty million ($50,000,000); and

(ii)	55% of the aggregate Market Value of the Ships as determined in accordance with Clause 8.5(b) (Valuation of Ships) by valuation obtained maximum twenty (20) days prior to the Drawdown Date;

(b)	Purpose: The Loan proceeds shall be used for the purpose of general corporate purposes and/or providing working capital to the Borrowers.

1.2	Definitions

Subject to Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms), in this Agreement (unless otherwise defined in the relevant Finance Document and unless the context otherwise requires) and the other Finance Documents each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties and in this Clause:

“Accounts” means, together, the Operating Accounts and any Cash Collateral Account, and “Account” means any of them as the context may require;

“Accounts Pledge Agreement” means an agreement to be entered into between the Borrowers and the Lender for the creation of a pledge over the Operating Accounts in favour of the Lender, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Adjusted Margin” means the Initial Margin as adjusted pursuant to the sustainability margin adjustment referred to in Clause 3.11 (Sustainability Margin Adjustment).

“Advance” means each borrowing of a portion of the Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing;

“Affiliate” means, in relation to any person, a subsidiary of that person or a parent company of that person or any other subsidiary of that parent company;

“Applicable Margin” in relation to the Loan or the relevant part thereof means the Initial Margin or the Adjusted Margin, as applicable, pursuant to the provisions of Clauses 3.1 (Normal Interest Rate), 3.10 (Cash Collateral) and 3.11 (Sustainability Margin Adjustment).

“Approved Auditor” means any independent and reputable accredited audit firm having requisite experience acceptable to the Lender;

“Approved Commercial Manager” in relation to each Ship means for the time being Castor Ships S.A. , a corporation lawfully incorporated and validly existing under the laws of the Republic of the Marshall Islands, and having an office established in Greece pursuant to the Greek laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof) at 10 Seneka Street, Nea Kifissia 145 64, Greece, or any other person appointed by the Owner of that Ship with the consent of the Lender (such consent not to be unreasonably withheld, delayed or conditioned), as the commercial manager of that Ship, and includes its successors in title;

“Approved Flag” means, in relation to a Ship, the Marshall Islands flag, the Liberian flag, the Cyprus flag, the Greek flag, the Maltese flag or such other flag as the Lender may approve (in its reasonable discretion) as the flag on which that Ship is or, as the case may be, shall be registered;

“Approved Flag State” means, in relation to a Ship, the Republic of the Marshall Islands or the Republic of Liberia or the Republic of Greece or the Republic of Malta or such other country proposed in writing by the Borrowers to the Lender and approved (in its reasonable discretion) by the Lender, as being the “Approved Flag State” of that Ship for the purposes of the Finance Documents;

“Approved Managers” means, for the time being, together, the Approved Commercial Manager and the Approved Technical Manager, and “Approved Manager” means any of them, as the context may require;

“Approved Manager’s Undertaking” means a letter of undertaking and subordination to be executed by the relevant Approved Manager, as commercial and/or technical manager of the Ships (as the case may be), in favour of the Lender, such Approved Manager’s Undertaking to be in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented, and “Approved Manager’s Undertakings” means all of them;

“Approved Shipbrokers” means any of Clarksons (Hellas), Braemar, Allied Shipbroking, Simpson Spence & Young Shipbrokers, Fearnley, Arrow Sale & Purchase Limited, Affinity (Shipping) LLP, E.A. Gibson Shipbrokers Ltd., Barry Rogliano Salles Limited, Intermodal Shipbrokers or any other first class independent firm of internationally known shipbrokers, appointed by the Lender at its discretion and agreed by the Borrowers, and includes their respective successors in title and “Approved Shipbroker” means any of them;

“Approved Technical Manager” in relation to each Ship (other than Ship C) means for the time being the Approved Commercial Manager  and in relation to Ship C means PAVIMAR S.A., a corporation lawfully incorporated and validly existing under the laws of the Republic of the Marshall Islands, and having an office established in Greece pursuant to the Greek laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof) at 17th km National Road Athens-Lamia & F0inikos Street, Nea Kifissia 145 64, Greece, or any other person appointed by the Owner of that Ship with the consent of the Lender (such consent not to be unreasonably withheld, delayed or conditioned), as the technical manager of that Ship, and includes its successors in title;

“Asset Cover Ratio” means, at any relevant time, the aggregate of (a) the aggregate Market Value of the Mortgaged Ships (b) any additional security provided pursuant to Clause 8.5(a) (Security shortfall – Additional security)  and (c) the Pledged Deposit expressed as a percentage of the aggregate amount of: (a) the Loan at the relevant time;

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Assignable Charterparty” means in relation to a Ship, any time or bareboat charterparty (irrespective of the duration of such bareboat charterparty), consecutive voyage charter or contract of affreightment or related document in respect of the employment of that Ship having a duration (or capable of exceeding a duration) of more than 13 months and any guarantee of the obligations of the charterer under such charter in respect of that Ship, whether now existing or hereinafter entered or to be entered into by the Owner thereof or any person, firm or company on its behalf and a charterer at a daily rate and on terms and conditions acceptable to the Lender (and shall include any addenda thereto);

“Assignee” has the meaning ascribed thereto in Clause 14.3 (Assignment by Lenders);

“Availability Period” means the period starting on the date hereof and ending on:

(a)	the 31st October, 2025 or until such later date as the Lender may agree in writing; or

(b)
such earlier date (if any): (i) on which the whole Commitment has been advanced by the Lender to the Borrowers, or (ii) on which the Commitment is reduced to zero pursuant to Clauses 3.6 (Market disruption), 9.2 (Consequences of Event of Default – Acceleration), 12.1 (Unlawfulness) or any other Clause of this Agreement;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

“Balloon Instalment” has the meaning given in Clause 4.1 (Repayment);

“Basel II Accord” means the ”International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

“Basel II Approach” means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by the Lender (or its holding company) for the purposes of implementing or complying with the Basel II Accord;

“Basel II Regulation” means with respect to the jurisdiction in which its principal or lending office under this Agreement is located (a) any currently effective and mandatory law or regulation implementing the Basel II Accord (including the relevant provisions of CRD IV and CRR) to the extent only such law or regulation re-enacts and/or implements the requirement of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord or (b) any currently effective and mandatory application of a Basel II Approach adopted by the Lender;

“Basel III Accord” means:

(a)
the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III;

“Basel III Regulation” means any currently effective mandatory application of law or regulation implementing the Basel III Accord in the jurisdiction in which its principal or lending office under this Agreement is located save and to the extent that it re-enacts a Basel II Regulation;

“Beneficial Shareholder(s)” means in respect of each of the Borrowers, the person or persons disclosed to the Lender as being the ultimate legal and beneficial owner or owners (either directly and/or through companies beneficially owned by such person or persons and/or trusts or foundations of which such person or persons are legal and beneficial owners) of 100% of the shares in each of the Borrowers, and in the case of the Corporate Guarantor  having  a controlling interest of the Corporate Guarantor through  voting rights attaching to a certain class of  shares and the legal ownership of those shares in each of the Borrowers and the Corporate Guarantor;

“Borrowers” means jointly and severally the Ariel Borrower, the Mulan Borrower, the Johnny Bravo Borrower and the Aladdin Borrower as specified at the beginning of this Agreement and “Borrower” means any of them as the context may require;

“Break Costs” has the meaning given in Clause 10.3 (Break Costs);

“Business Day” means:

(a)	a day (other than a Saturday or Sunday) on which banks are open for general business in Athens and Piraeus;

(b)	in New York and in each other country or place in or at which an act is required to be done under this Agreement; and

(in relation to the fixing of any interest rate which is required to be determined under this Agreement or any Finance Document), a US Government Securities Business Day;

“Cash-Collateral Account” means an account or the accounts opened or to be opened and maintained in the name of the relevant Cash Collateral Account Holder with the branch of the Lender at 93 Akti Miaouli, Piraeus, Greece, or with any other branch or office of the Lender (either in Greece or abroad), as may be required by and from time to time be determined by the Lender, after consultation with the Borrowers and shall include any sub-accounts or call accounts opened under the same designation or any revised designation or number from time to time notified by the Lender to the Borrowers, to which the Cash-Collateral Amount shall be deposited and pledged in favour of the Lender;

“Cash Collateral Account Holder” means a Borrower or the Corporate Guarantor;

“Cash Collateral Account Pledge Agreement” in relation to a Cash Collateral Account means the first priority pledge executed or (as the context may require) to be entered into between the relevant Cash Collateral Account Holder and the Lender for the creation of a pledge in favour of the Lender over that Cash Collateral Account, in such form as the Lender may approve or require, as the same may from time to time be amended and/or supplemented, and in the plural means any or all of them as the context may require;

“Cash Collateral Amount” means the aggregate amount which is or shall be (as the case may be) deposited in the relevant Cash Collateral Account and which may be, at any time, no less than $1,000,000  or multiples of such amount (on top of the Pledged Deposit) up to the amount of the Loan outstanding at the relevant time, which shall remain pledged in favour of the Lender but may be withdrawn pursuant to and subject only to the provisions of Clause 3.10 (Cash Collateral);

“Cash-collateralised part of the Loan” means the part of the Loan, which corresponds to the Cash-Collateral Amount deposited in the relevant Cash-Collateral Account and fixed for a period at least equal to the then current Interest Period for the Loan and on which interest shall accrue at the Initial Margin B as adjusted, if applicable, pursuant to the sustainability margin adjustment referred to in Clause 3.11 (Sustainability Margin Adjustment) , pursuant to the provisions of paragraph (b) (ii) of Clause 3.10 (Cash Collateral);

“Charterparty Assignment” means, in relation to a Ship, an assignment of the rights of its Owner under any Assignable Charterparty and any guarantee of such Assignable Charterparty executed or to be executed by its Owner in favour of the Lender and the acknowledgement of notice of the assignment in respect of such Assignable Charterparty to be obtained (on best effort basis by its Owner) in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented and, “Charterparty Assignments” means all of them;

“Classification” in relation to a Ship means the classification referred to in the Mortgage registered thereon with the Classification Society or such other classification society as the Lender shall, at the request of the Borrowers, have agreed in writing, shall be treated as the Classification Society for the purposes of the Finance Documents;

“Classification Society” means such classification society which is a member of IACS (other than the China Classification Society and the Russian Maritime Registry of Shipping) and which the Lender shall, at the request of the Borrowers, have agreed in writing to be treated as the Classification Society for the purposes of the Finance Documents;

“Commitment” means the amount which the Lender agreed to lend to the Borrowers under Clause 2.1 (Commitment to Lend) as reduced by any relevant term of this Agreement;

“Commitment Letter” means the Commitment Letter dated  3rd July, 2025 addressed by the Lender to the Borrowers and accepted by it on the same date, and shall include any amendments or addenda thereto;

“Compliance Certificate” means a certificate substantially in a form of Schedule 3  signed by the chief financial officer (“CFO”) of the Corporate Guarantor or, if the CFO is not available, by an authorized representative or director of the Corporate Guarantor;

“Compulsory Acquisition” in relation to a Ship means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of that Ship, whether for full or part consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any Government Entity or other competent authority, or by any person or persons claiming to be or to represent any Government Entity, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title unless it is within sixty (60) days from the date of such occurrence redelivered to the full control of the Owner;

“Corporate Guarantee” means an irrevocable and unconditional guarantee given or, as the context may require, to be given by the Corporate Guarantor in form and substance satisfactory to the Lender as security for the Outstanding Indebtedness and any and all other obligations of the Borrowers under this Agreement and the Security Documents, as the same may from time to time be amended and/or supplemented;

“Corporate Guarantor” means Castor Maritime Inc., a corporation lawfully incorporated and validly existing under the laws of the Republic of the Marshall Islands, and/or any other person nominated by the Borrowers and acceptable to the Lender which may give a Corporate Guarantee, and includes its successors in title;

“CRD IV” means:

(a)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended, supplemented or restated; and

(b)	any other law or regulation which implements Basel III;

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended, supplemented or restated;

“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4 (Default Interest);

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” (and the sign “$”) means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date, being a Business Day, requested by the Borrowers for the Loan to be made available, or (as the context requires) the date on which the Loan is actually made available;

“Drawdown Notice” means a notice substantially in the terms of Schedule 1 (Form of Drawdown Notice) (or in any other form which the Lender approves);

“Earnings” in relation to a Ship means all monies whatsoever which are now, or later become, payable (actually or contingently) to the Owner thereof and which arise out of the use or operation of that Ship, including (but not limited to) all freight, hire and passage monies, compensation payable to the Owner thereof in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention monies, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship and any other earnings whatsoever due or to become due to the Owner thereof in respect of that Ship and all sums recoverable under the Insurances in respect of loss of Earnings and includes, if and whenever that Ship is employed on terms whereby any and all such monies as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to that Ship;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from any Ship required under any Environmental Law;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident,

and “claim” means (i) a claim for damages, compensation, fines, penalties or any other payment of any kind which exceeds $750,000 (or the equivalent in any other currency) per Ship per incident or (ii) one or more claims for damages, compensation, fines, penalties or any other payment of any kind, the subject matter of which exceeds $750,000 (or the equivalent in any other currency) or the multiple of such figure for more Ships in aggregate, whether such claim or claims are in relation to one or more Ships and whether resulting from one incident or a series of incidents;

“Environmental Incident” means (i) any release of Material of Environmental Concern from a Ship, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Ships and which involves collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, where a Ship, the Borrowers (or any of them) or the Approved Managers (or any of them) is/are actually at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than the Ships and where a Ship is actually liable to be arrested as a result and/or where the Borrowers (or any of them) or the Approved Managers (or any of them) is/are actually at fault or otherwise liable;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions mandatorily applicable to any Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from any Relevant Ship  (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event of Default” means any event or circumstance set out in Clause 9.1 (Events) or described as such in any other of the Finance Documents;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Lender) of:

(a)
all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Lender in connection with the exercise of the powers referred to in or granted by any of the Finance Documents or otherwise payable by the Borrowers or any of them in accordance with the terms of any of the Finance Documents;

(b)	the expenses referred to in Clause 10.2 (Expenses); and

(c)
interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Lender from the Borrowers and in all other cases, the date on which the same were suffered, incurred or paid by the Lender until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Lender);

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code”) or any associated regulations or other associated official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;

“Final Maturity Date” means the date falling on the fifth (5th) anniversary of the Drawdown Date;

“Finance Documents” means, together, this Agreement, the Security Documents, the Insurance Letters and any other document designated as such by the Lender and the Borrowers;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any monies borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor; or

(e)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Borrowers, each period of one (1) year commencing on 1st January thereof in respect of which financial statements referred to in Clause 8.1(f) (Financial statements-Compliance Certificate) are or ought to be prepared;

“General Assignment” means, in relation to each Ship, the first priority assignment of the Earnings, Insurances and Requisition Compensation collateral to the Mortgage relative to that Ship, executed or (as the context may require) to be executed by the Owner thereof in favour of the Lender, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented (together, the “General Assignments”);

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Governmental Withholdings” means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;

“Group” means the Borrowers, the Corporate Guarantor and their direct or indirect Subsidiaries and all other shipping companies now or in the future substantially directly or indirectly owned and/or controlled by same beneficial interests as the Borrowers from time to time during the Security Period and “member of the Group” means any member of the Group;

“Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three US Government Securities Business Days before the Quotation Day;

“Initial Margin” means:

(i)	in respect of the Loan less any Cash-collateralised part of the Loan, one point eight zero per centum (1.80%) per annum (the “Initial Margin A”); and

(ii)	in respect of any Cash-collateralised Part of the Loan, zero point six zero per centum (0.60%) per annum (the “Initial Margin B”);

“Insurance Letter” in relation to a Ship means a letter from the Owner thereof in the form of Schedule 2 (Form of Insurance Letter);

“Insurances” in relation to a Ship means all policies and contracts of insurance (including, without limitation, all entries of that Ship in a protection and indemnity, hull and machinery, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of its Owner (whether in the sole name of its Owner or in the joint names of its Owner and the Lender, however without the Mortgagee being liable for payment of premiums, contributions or calls) in respect of that Ship and its earnings or otherwise howsoever in connection with that Ship and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);

“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed the last day of the relevant Interest Period and in case of any Interest Period longer than three (3) months the date(s) falling at successive three (3) monthly intervals during such longer Interest Period and the last day of such Interest Period, provided, however, that if any of the aforesaid dates falls on a day which is not a Business Day the Borrowers shall pay the accrued interest on the first Business Day thereafter unless the result of such extension would be to carry such Interest Payment Date over into another calendar month in which event such Interest Payment Date shall be the immediately preceding Business Day;

“Interest Period” means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 (Selection of Interest Period) and 3.3 (Determination of Interest Periods);

“Interpolated Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for a day which is no more than five US Government Securities Business Days (and no less than two US Government Securities Business Days) before the Quotation Day; and

(b)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

“Interpolated Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

“ISM Code” means in relation to its application to the Borrowers, the Ships and their operation:

(a)
“The International Management Code for the Safe Operation of Ships and for Pollution Prevention”, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A. 741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)
all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the “Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations” produced by the International Maritime Organisation pursuant to Resolution A. 788(19) adopted on 25th November, 1995;

as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes:

(a)
the DOC and SMC issued by a classification society in all respects acceptable to the Lender in its absolute discretion pursuant to the ISM Code in relation to the Ships within the period specified by the ISM Code;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require by request; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain each Ship’s or each Owner’s compliance with the ISM Code which the Lender may require by request;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” in relation to a Ship means an International Ship Security Certificate issued in respect of that Ship pursuant to the ISPS Code;

“Key Performance Indicator 1” or “KPI 1” means the average of the Mortgaged Ships CII for each calendar year expressed in CO2 per DWT mile. This is based on each Ship’s Carbon Intensity Indicators (CII) trajectory for such calendar year, determined in accordance with the latest published revision of IMO MEPC.328(76) (Amendments to MARPOL Annex VI, Regulations 23, 25, and 28), as amended or revised from time to time. Target range to be agreed between the Borrowers and the Lender;

“Key Performance Indicator 2” or “KPI 2” means the training hours for shore employees and seafarers measuring classroom annually and webinars annually from 2025 until 2030 increased by 2% compared with 2024, or totally 10% increase (Training hours 2024 Basiline 870 hours);

“Lender” means the Lender as specified in the beginning of this Agreement, and includes its successors in title and transferees;

“Lending Office” means the office of the Lender appearing at the beginning of this Agreement or any other office of the Lender designated by the Lender as the Lending Office by notice to the Borrowers;

“Loan” means the aggregate principal amount borrowed by the Borrowers in respect of the Commitment or (as the context may require) the principal amount owing to the Lender under this Agreement at any time;

“Major Casualty” in relation to a Ship means any casualty to that Ship in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds the Major Casualty Amount;

“Major Casualty Amount” means seven hundred fifty thousand Dollars ($750,000) or the equivalent in any other currency;

“Management Agreement” in relation to a Ship means the agreement made between the Owner thereof and the relevant Approved Manager providing (inter alia) for that Approved Manager to manage that Ship, as amended and/or supplemented from time to time (together, the “Management Agreements”);

“Market Disruption Rate” means the Reference Rate;

“Market Value” in relation to a Ship means the market value of that Ship as determined in accordance with Clause 8.5(b) (Valuation of Ships);

“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“Material Adverse Change” means any event or series of events which, in the opinion of the Lender, is likely to have a Material Adverse Effect;

“Material Adverse Effect” means a material, in the reasonable opinion of the Lender, adverse effect on:

(a)	the business, property, assets, liabilities, operations or condition (financial) of any Borrower and/or any other Security Party taken as a whole;

(b)
the ability of any Borrower and/or any other Security Party to (i) comply with or perform any of its obligations or (ii) discharge any of its liabilities, under any Finance Document as they fall due; or

(c)	the validity, legality or enforceability of any Finance Document or the rights and remedies of the Lender under any such Finance Document;

 “MII” has the meaning given in Clause 10.10 (MII);

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Business Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Business Day in such next calendar month and (ii) if such numerically corresponding day is not a Business Day, the period shall end on the next following Business Day in the same calendar month but if there is no such Business Day it shall end on the preceding Business Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” in relation to a Ship means the first preferred ship mortgage or, as the case may be, first priority ship mortgage and the deed of covenant supplemental thereto on that Ship to be executed by the Owner thereof in favour of the Lender in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented (together, the “Mortgages”);

“Mortgaged Ship(s)” means the Ship(s) which remain mortgaged in favour of the Lender pursuant to this Agreement at any relevant time hereunder;

“Operating Account” means the account to be opened and maintained in the name of each Owner with the Lending Office or with any other branch of the Lender or any other office of the Lender or with such other bank as may be required by and at the discretion of the Lender pursuant to Clause 13.7 (Relocation of Operating Accounts and Cash Collateral Account(s)) and shall include any sub-accounts or call accounts (whether in Dollars or any other currency) opened under the same designation or any revised designation or number from time to time notified by the Lender to the Borrowers, to which (inter alia) all Earnings of the relevant Ship and/or any other monies are to be paid in accordance with the provisions of this Agreement and/or the relevant General Assignment and/or any of the other Finance Documents (together, the “Operating Accounts”);

“Operating Expenses” means the voyage and operating expenses of the Ships, including, but not limited to, the expenses for operating, crewing, victualing, insuring, maintaining, repairing and generally trading the Ships (and if applicable, voyage expenses), the expenses for spares, administration and management of the Ships (inclusive of the management fees, survey expenses, legal fees, commissions, bunkering expenses, ballast water treatment installation costs and corporate administration fees and taxes) as well as the reserves that the Borrowers, acting reasonably, consider necessary for the commercial operation of the Ships and the costs of intermediate and special surveys and dry docking of the Ships;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of the Ships (or any of them) and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;

“Outstanding Indebtedness” means the aggregate of (a) the Loan and interest accrued and accruing thereon, (b) the Expenses, and (c) all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Borrowers to the Lender pursuant to the Finance Documents, whether actually or contingently and (d) any damages payable as a result of any breach by the Borrowers of any of the Finance Documents and (e) any damages or other sums payable as a result of any of the obligations of the Borrowers under or pursuant to any of the Finance Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding;

“Owner” in relation to a Ship means the owner of that Ship as specified in the definition of the Ships in this Clause 1.2 (together, the “Owners”);

“Party” means a party to this Agreement;

“Permitted Security Interest” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to that Ship not prohibited by this Agreement;

(e)
liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 60 days overdue (unless the overdue amount is being contested in good faith by appropriate steps) and, in the case of liens for repair or maintenance, in that Ship is put in the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed the Major Casualty Amount provided that (i) either that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or her earnings for the cost of such work or (ii) the previous consent of the Lender shall have been obtained (which consent shall not be unreasonably withheld);

(f)
any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Owner is prosecuting or defending such action in good faith by appropriate steps; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pledged Deposit” has the meaning ascribed thereto in Clause 8.1(j) (Pledged Deposit);

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the date falling two US Government Securities Business Days before the first day of that period unless market practice differs in the relevant syndicated loan market in which case the Quotation Day will be determined by the Lender in accordance with such market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);

“Recognised Organisation” means, in respect of a Ship, an organisation representing the Ship’s flag state, typically the classification society of that Ship duly authorised to calculate a Ship’s CII.

“Reference Rate” means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 3.8 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;

“Registry” in relation to a Ship means the offices of such registrar, commissioner or representative of the relevant Approved Flag State who is duly authorised to register that Ship, its Owner’s title thereto and the relevant Mortgage over that Ship under the laws and flag of the relevant Approved Flag State;

“Regulatory Agency” means the Government Entity or other organization in the relevant Approved Flag State which has been designated by the government of the relevant Approved Flag State to implement and/or administer and/or enforce the provisions of the ISM Code;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Repayment Date” means each of the dates specified in Clause 4.1 (Repayment) on which the Repayment Instalments shall be payable by the Borrowers to the Lender;

“Repayment Instalments” means each of the instalments of the Loan which becomes due for repayment by the Borrowers to the Lender on a Repayment Date pursuant to Clause 4.1 (Repayment);

“Requisition Compensation” in relation to a Ship means all compensation or other monies payable by reason of any Compulsory Acquisition or any arrest or detention of that Ship in the exercise or purported exercise of any lien or claim; ;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or other restrictive measures adopted, administered, enacted or enforced by any Sanctions Authority, or otherwise imposed by any law or regulation, compliance with which is reasonable in the ordinary course of business of the Borrowers (or any of them), any other Security Party and the Lender or to which the Borrowers, any other Security Party and the Lender are subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America);

“Sanctions Authority” means:

(a)	the government of the United States of America;

(b)	the United Nations;

(c)	the European Union (or the governments of any of its member states);

(d)	the United Kingdom;

(e)	the Approved Flag State; or

(f)
the respective governmental institutions and agencies of any of the foregoing including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United States Department of State, the United States Department of Commerce and His Majesty’s Treasury;

“Sanctions Restricted Jurisdiction” means any country or territory which is the target of country-wide or territory-wide Sanctions, including as at the date of this Agreement, Iran, Sudan, Syria, Crimea, North Korea and Cuba;

“Sanctions Restricted Person” means a person or vessel:

(a)
that is, or is directly or indirectly, owned or controlled (as such terms are defined by the relevant Sanctions Authority) by, or acting on behalf of, one or more persons or entities on any list (each as amended, supplemented or substituted from time to time) of restricted entities, persons or organisations (or equivalent) published by a Sanctions Authority;

(b)	that is located or resident in or incorporated under the laws of, or owned or controlled by, a person located or resident in or incorporated under the laws of a Sanctions Restricted Jurisdiction; or

(c)	that is otherwise the target or subject of Sanctions;

“Security Documents” means:

(a)	the Accounts Pledge Agreement;

(b)	the Approved Manager’s Undertakings;

(c)	the General Assignments;

(d)	the Mortgages;

(e)	any Charterparty Assignment;

(f)	the Corporate Guarantee;

(g)	the Cash-collateral Account Pledge Agreement(s); and

(h)
any other agreement or document (whether creating a Security Interest or not) that may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrowers to the Lender pursuant to this Agreement and any other monies from time to time owing or payable by the Borrowers under or in connection with this Agreement and/or any of the other documents referred to in this definition, as each such document may from time to time be amended and/or supplemented, and “Security Document” means any of them as the context may require;

“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrest, seizure, garnishee order (whether nisi or absolute) or any other order or judgement arrangements having a similar effect) or other encumbrance of any kind or the security rights of a plaintiff under an action in rem or any right conferring a priority of payment in respect of any obligation of any person;

“Security Party” means each Borrower, the Corporate Guarantor and any other person (other than the Lender, any charterer and the Approved Managers), who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”, and “Security Parties” means any or all of them, as the context may require;

“Security Period” means the period commencing on and including the date hereof and terminating on and including the date upon which Outstanding Indebtedness has been paid in full to the Lender;

“Security Requirement” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusively binding on the Borrowers) which is at any relevant time not less than one hundred and twenty percent (120%) of the Loan;

“Security Value” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers) which, at any relevant time is the aggregate of (i) the aggregate Market Value of the Mortgaged Ships as most recently determined in accordance with Clause 8.5(b) (Valuation of Ships), (ii) the market value of any additional security provided under Clause 8.5(a) (Security shortfall-Additional Security) and accepted by the Lender (if any) and (iii) the Pledged Deposit;

“Ship CII” in relation to a Ship shall mean the carbon intensity indicator of that Ship calculated as follows:
where for the purpose of this definition:

(a)	“annual fuel consumption” means the total mass (in grams) of consumed fuel oil in the calendar year as reported under IMO DCS;

(b)	“CO2 factor” means the fuel oil mass to CO2 mass conversion factor of fuel oil type used in line with those specified under MEPC.308 (73)/par. 2.2.1;

(c)	“annual distance travelled” means the total distance travelled (in nautical miles) in the calendar year as reported under IMO DCS;

(d)
“capacity” means the deadweight at maximum summer draught for all vessels, except for cruise passenger ships, ro-ro cargo ships, ro-ro passenger ships for which Gross Tonnage as per ITTC-1969 should be used instead; and

(e)
“correction factors” means correction factors for ice-classed ships, ships carrying reefers, ships with cargo heating/cooling systems or other cargo handling gears such as, but not limited to cranes, excavators, side loaders etc., as well as voyage exclusions due to prolonged period with no miles (ie dry-dock, lay-up, waiting at anchorage etc.), sailing in ice conditions, sailing in bad weather etc.

“Ship Carbon Intensity Certificate” in relation to a Ship means the certificate from a Recognised Organisation relating to that Ship and a calendar year setting out the Ship CII for all voyages performed by that Ship over that calendar year using ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI in respect of that calendar year .

“Ships” means, together, the following ships:

(a)
the bulk carrier motor vessel “MAGIC ARIEL“, of about 43,968 gt and 27,553 nt, built in 2020 in China having IMO No. 9855599, registered under the laws and flag of the Republic of the Marshall Islands at the Ships Registry of the port of Majuro in the ownership of the Ariel Borrower with Official No. 11341 (the “Ship A”); and

(b)
the bulk carrier motor vessel “MAGIC STARLIGHT“, of about 44,029 gt and 27,362 nt, built in 2015 in China having IMO No. 9687710 registered under the laws and flag of the Republic of the Marshall Islands at the Ships Registry of the port of Majuro in the ownership of the Mulan Borrower with Official No. 9447 (the “Ship B”),

(c)
the bulk carrier motor vessel “MAGIC MARS“, of about 42,495 gt and 25,351 nt, built in 2014 in Busan, S. Korea, having IMO No. 9691400, registered under the laws and flag of the Republic of the Marshall Islands at the Ships Registry of the port of Majuro in the ownership of the Johnny Bravo Borrower with Official No. 9627 (the “Ship C”),

(d)
the bulk carrier motor vessel “MAGIC CELESTE“, of about 35,812 gt and 21,224 nt, built in 2015 in China, having IMO No. 9735115 registered under the laws and flag of the Republic of the Marshall Islands at the Ships Registry of the port of Majuro in the ownership of the Aladdin Borrower with Official No. 6084 (the “Ship D”), in each case, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel,

(the Ship A, the Ship B, the Ship C, and the Ship D hereinafter together called the “Ships”, and “Ship” means any of them, as the context may require);

“SMC” means a safety management certificate issued in respect of the Ships in accordance with rule 13 of the ISM Code;

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person;

“Sustainability Adjustment Period” has the meaning given to it in Clause 3.11 (Sustainability Margin Adjustment);

“Sustainability KPI” means, in relation to a calendar year, a Ship CII;

“Sustainability KPI Targets” means the sustainability targets to be agreed between the Borrowers and the Lender;

OR

“Sustainability KPI Targets” means the sustainability targets as set in the table below:

Key Performance Indicators	Ship CII Baseline 2024		2026 (testing for financial year 2025)	2027 (testing for financial year 2026)	2028 (testing for financial year 2027)	2029 (testing for financial year 2028)	2030 (testing for financial year 2029)	2031 (testing for financial year 2030)
Sustainability KPI Target: Ship CII	CII = ……. (4.30) grCO2/dwt x nm	Targets	reduction factor 2% compared to Ship CII 2024 and at least rating C	reduction factor 2.5% compared to Ship CII 2025 and at least rating C Baseline 2026 and at least rating C	reduction factor 3% compared to Ship CII 2026 and at least rating C	reduction factor 3.5% compared to Ship CII 2027 and at least rating C	reduction factor 3.75% compared to Ship CII 2028 and at least rating C	reduction factor 4% compared to Ship CII 2029 and at least rating C where, Ship CII Baseline 2024 means a carbon intensity indicator (CII) for vessels of the same category as the relevant Ship from 1 January 2024 to 31 December 2024, as evidenced by a statement of compliance certificate in respect of operational carbon intensity rating certified by a Recognised Organisation in form and substance satisfactory and acceptable to the Lender in its absolute discretion;

KPI 2 (Key Performance Indicator 2): Increase by 2% the training hours for shore employees and seafarers measuring classroom annually and webinars annually from 2025 until 2030 compared with 2024, or totally 10% increase. Training hours 2024 Basiline 870 hours.

“Sustainability Margin Adjustment” means any adjustment to the Initial Margin pursuant to the sustainability margin adjustment referred to in Clause 3.11 (Sustainability Margin Adjustment);

“Sustainability Performance Certificate” mean the sustainability performance certificate as referred to in Clause 3.11 (Sustainability Margin Adjustment);

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Lender and imposed on the net income of the Lender) and “Taxation” shall be construed accordingly;“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

“Total Loss” means, in relation to a Ship:

(a)          actual, constructive, compromised or arranged total loss of that Ship; or

(b)	the Compulsory Acquisition of that Ship; or

(c)
the condemnation, capture, seizure, confiscation, arrest or detention of that Ship (other than where the same amounts to the Compulsory Acquisition of that Ship) by any Government Entity, or by persons acting on behalf of any Government Entity unless that Ship be released and restored to the Owner thereof from such condemnation, capture, seizure, confiscation arrest or detention or within ninety (90) days after the occurrence thereof; and

(d)
any arrest, capture, seizure, confiscation or detention of that Ship (including any hijacking or theft or piracy or related incident) unless it is within ninety (90) days from the date of such occurrence redelivered to the full control of the Owner thereof;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owner of that Ship with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss;

“Transferee” has the meaning ascribed thereto in Clause 14.3 (Assignment by the Lender);

“UK Bail-In Legislation” means  Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their Affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

“Unpaid Sum” means any sum due and payable but unpaid by a Security Party under the Finance Documents

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

“US” means the United States of America;

“US Tax Obligor” means:

(a)	a Borrower or a Security Party which is resident for tax purposes in the US; or

(b)	a Borrower or a Security Party some or all whose payments under the Finance Documents are from sources within the US for US federal income tax purposes;

“Write-down and Conversion Powers” means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

(i)
any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

1.3	Interpretation

In this Agreement:

(a)	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;

(b)
subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Finance Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(c)	where the context so admits, words in the singular include the plural and vice versa;

(d)	the words “including” and “in particular” shall not be construed as limiting the generality of any foregoing words;

(e)
references to (or to any specified provisions of) a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally, whether before the date of this Agreement or otherwise;

(f)
references to Clauses and Schedules are to be construed as references to the Clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include all the terms of that Finance Document and any Schedules, Annexes or Appendices thereto, which form an integral part of same;

(g)
references to the opinion of the Lender or a determination or acceptance by the Lender or to documents, acts, or persons acceptable or satisfactory to the Lender or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Lender at the sole discretion of the Lender, and such opinion, determination, acceptance or satisfaction of the Lender shall be conclusive (in the absence of manifest error) and binding on the Borrowers;

(h)
references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any governmental or intergovernmental body, agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation;

(i)	references to any person include such person’s assignees and successors in title; and

(j)	references to or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

1.4	Construction of certain terms

In this Agreement:

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, license, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“continuing”, in relation to any Event of Default, means that the Event of Default has not been remedied or waived;

“control” of an entity means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(iii)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(b)
the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over the share capital shall be disregarded in determining the beneficial ownership of such share capital);

and “controlled” shall be construed accordingly;

“document” includes a deed; also a letter;

“gross negligence” means a form of negligence which is distinct from ordinary negligence, in which the due diligence and care which are generally to be exercised have been disregarded to a particularly high degree, in which the plainest deliberations have not been made and that which should be most obvious to everybody has not been followed;

“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness and “guaranteed” shall be construed accordingly;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“person” includes any individual, firm, company, corporation, unincorporated body of persons or any state, political sub-division or any agency thereof and local or municipal authority and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self‑regulatory or other authority or organisation;

“right” means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“liquidation”, “winding up”, “dissolution”, or “administration” of person or a “receiver” or “administrative receiver” or “administrator” in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.5	Same meaning

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.6	Inconsistency

Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

1.7	Finance Documents

Where any other Finance Document provides that Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms), shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Security Party shall apply to that Finance Document as if set out in it but with all necessary changes.

2.	THE LOAN

2.1	Commitment to lend

The Lender, relying upon (inter alia) each of the representations and warranties set forth in Clause 6 (Representations and warranties) and in each of the Security Documents, agrees to lend to the Borrowers in (1) Advance and upon and subject to the terms of this Agreement, the amount specified in Clause 1.1 (Amount and Purpose) and the Borrowers shall apply all amounts borrowed under the Commitment in accordance with Clause 1.1 (Amount and Purpose).

2.2	Drawdown Notice irrevocable

A Drawdown Notice must be signed by a director or a duly authorised attorney-in-fact of the Borrowers and shall be effective on actual receipt thereof by the Lender and, once served, it, subject as provided in Clause 3.6 (Market disruption), cannot be revoked without the prior consent of the Lender.

2.3	Drawdown Notice and commitment to borrow

Subject to the terms and conditions of this Agreement, the Commitment shall be advanced to the Borrowers following receipt by the Lender from the Borrowers of a Drawdown Notice not later than 10:00 a.m. (London time) on the third Business Day before the date on which the drawdown is intended to be made.

2.4	Number of advances agreed

The Commitment shall be advanced to the Borrowers by one (1) Advance and any amount undrawn under the Commitment shall be cancelled and may not be borrowed by the Borrowers at a later date.

2.5	Disbursement

Upon receipt of the relevant Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of Clause 7 (Conditions precedent), on the date specified in the relevant Drawdown Notice, make the Commitment available to the Borrowers, and payment to the Borrowers shall be made to the account which the Borrowers specify in the relevant Drawdown Notice.

2.6	Application of proceeds

Without prejudice to the Borrowers’ obligations under Clause 8.1(d) (Use of Loan proceeds), the Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement and shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrowers.

2.7	Termination date of the Commitment

Any part of the Commitment undrawn and uncancelled at the end of the Availability Period shall thereupon be automatically cancelled.

2.8	Evidence

It is hereby expressly agreed and admitted by the Borrowers that abstracts or photocopies of the books of the Lender as well as statements of accounts or a certificate signed by an authorised officer of the Lender shall be conclusive binding and full evidence, save for manifest error, on the Borrowers as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.5(a) (Security shortfall Additional Security), the payment or non-payment of any amount.  Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Lender on the basis of the above mentioned means of evidence including written statements or certificates of the Lender.

2.9	Cancellation

(a)
Voluntary cancellation: The Borrowers shall be entitled to cancel any undrawn part of the Commitment under this Agreement upon giving the Lender not less than five (5) Business Days’ notice in writing to that effect, provided that no Drawdown Notice has been given to the Lender under Clause 2.3 (Drawdown Notice and commitment to borrow) for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the Borrowers.  Any such notice of cancellation, once given, shall be irrevocable.

(b)
Mandatory cancellation: On a Ship becoming a Total Loss prior to advancing of the Loan, the Lender may declare by notice to the Borrowers that the obligation of the Lender to advance the Commitment (or any part thereof) is terminated, whereupon such obligation shall immediately cease and the Commitment shall be reduced to zero.

Provided, always, that:

(i)	Any amount cancelled may not be drawn; and

(ii)
notwithstanding any such cancellation pursuant to this Clause 2.9 the Borrowers shall continue to be liable for any and all amounts due to the Lender under this Agreement including without limitation any amounts due to the Lender under Clause 10 (Indemnities - Expenses – Fees).

2.10	No security or lien from other person

None of the Borrowers has taken or received, and each of the Borrowers undertakes that until all monies, obligations and liabilities due, owing or incurred by the Borrowers under this Agreement and the Security Documents have been paid in full, none of the Borrowers will take or receive, any security or lien from any other person liable or for any liability whatsoever.

2.11	Interest to co-borrow

The Borrowers have an interest in borrowing jointly and severally in that they are companies which have close financial co-operation and mutual assistance and in that the Commitment would not have been available to each one of the Borrowers separately.

3.	INTEREST

3.1	Normal Interest Rate

(a)
The Borrowers shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period (or part thereof) on each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of:

(i)	the Initial Margin A as adjusted, if applicable, pursuant to the sustainability margin adjustment referred to in Clause 3.11 (Sustainability Margin Adjustment); and

(ii)	the Reference Rate for that Interest Period.

(b)
It is hereby agreed that the interest rate for the calculation of interest on the Cash-collateralised part of the Loan shall be, subject to paragraph (b)(ii) of Clause 3.10 (Cash Collateral), the rate per annum determined by the Lender to be the Initial Margin B as adjusted, if applicable, pursuant to the sustainability margin adjustment referred to in Clause 3.11 (Sustainability Margin Adjustment)

3.2	Selection of Interest Period

The Borrowers may by notice received by the Lender not later than 10:00 a.m. (London time) on the second Business Day before the beginning of each Interest Period specify (subject to Clause 3.3 (Determination of Interest Periods) below) whether such Interest Period shall have a duration of one (1) or two (2) or three (3) months (or such other period as may be requested by the Borrowers and as the Lender, in its sole discretion, may agree to).

3.3	Determination of Interest Periods

Every Interest Period shall, subject to market availability to be conclusively determined by the Lender, be of the duration specified by the Borrowers pursuant to Clause 3.2 (Selection of Interest Periods) but so that:

(a)
Initial Interest Period: the initial Interest Period in respect of the Loan will commence on the date on which the Commitment is advanced and each subsequent Interest Period will commence forthwith upon the expiry of the preceding Interest Period;

(b)
Interest tranches: if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the Loan shall be divided into parts so that there is one part equal to the amount(s) of the Repayment Instalment(s) due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 (Selection of Interest Period) and the other provisions of this Clause 3.3 and the other provisions of this Clause 3.3 and the expression “Interest Period in respect of the Loan” when used in this Agreement refers to the Interest Period in respect of the balance of the Loan;

(c)	Last Interest Period: the last Interest Period in respect of the Loan will terminate on the Final Maturity Date;

(d)
Failure to notify: if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 (Selection of Interest Period) and this Clause 3.3, such Interest Period shall have a duration of three (3) months  unless another period shall be determined by the Lender at its sole discretion provided, always, that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.3, provided, always, that:

(i)
any Interest Period which commences on the last day of a calendar month, and any Interest Period which commences on the day on which there is no numerically corresponding day in the calendar month during which such Interest Period is due to end, shall end on the last Business Day of the calendar month during which such Interest Period is due to end; and

(ii)
if the last day of an Interest Period is not a Business Day the Interest Period shall be extended until the next following Business Day unless such next following Business Day falls in the next calendar month in which case such Interest Period shall be shortened to expire on the preceding Business Day.

3.4	Default Interest

(a)
Default interest: If a Security Party fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per centum (2%)  per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 3.4 shall be immediately payable by the Security Party on demand by the Lender.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and

(ii)
the rate of interest applying to that Unpaid Sum during that first Interest Period shall be two per centum (2.00%) per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(b)	Compounding of default interest: Any such interest which is not paid at the end of the period by reference to which it was determined shall be compounded every 6 months and shall be payable on demand.

(c)
Payment of accrued default interest: Subject to the other provisions of this Agreement, any interest due under this Clause 3.4 shall be paid on the last day of the period by reference to which it was determined.

3.5	Notification of Interest and interest rate

The Lender shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Lender to make determinations at its sole discretion. In case that the Lender fails to notify the Borrowers as above, such failure will not affect the validity of the determination of the Interest Period and Interest Rate made pursuant to this Clause 3 and neither constitute nor will be interpreted as if to constitute a breach of obligation of the Lender except in case of wilful misconduct.

3.6	Market disruption

If before close of business in Athens on the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) based on reasonable selection by the Lender of the source of its funding, that its cost of funds  relating to the Loan would be in excess of the Market Disruption Rate, then Clause 3.7 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

3.7	Cost of funds

(a)
If this Clause 3.7 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)
the rate notified by the Lender to the Borrowers, as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the Lender’s cost of funds relating to the Loan or the relevant part thereof.

(b)
If this Clause 3.7 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 20 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)
Subject to Clause 3.9 (Changes to reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lender and the Borrowers, be binding on all Parties.

(d)	If any rate notified by the Lender under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)
If no substitute or alternative basis agreed pursuant to paragraph (b) above, the Borrowers may give the Lender not less than 5 days’ notice of their intention to prepay the Loan at the end of the interest period set by the Lender.

(f)
A notice under paragraph (e) above shall be irrevocable; and on the last Business Day of the interest period set by the Lender, and the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable interest rate and the balance of the Outstanding Indebtedness.

(g)	The provisions of Clause 4 (Repayment-Prepayment) shall apply in relation to the prepayment made hereunder.

(h)	If this Clause 3.7 (Cost of funds) applies the Lender shall, as soon as is practicable, notify the Borrowers.

3.8	Unavailability of Term SOFR

(a)
Interpolated Term SOFR:  If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)
Historic Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.

(c)
Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(d)
Cost of funds:  If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 3.7 (Cost of Funds) shall apply to the Loan or that part of the Loan for that Interest Period.

3.9	Changes to reference rates

(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender.

(c)	In this Clause 3.9 (Changes to reference rates):

“Published Rate” means:

(a)	SOFR; or

(b)	Term SOFR for any Quoted Tenor.

“Published Rate Contingency Period” means, in relation to:

(a)	Term SOFR (all Quoted Tenors), 10 US Government Securities Business Days; and

(b)	SOFR, 10 US Government Securities Business Days.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(i)
the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iii)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or

(d)	in the opinion of the Lender after consultation with Borrowers, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate; or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)
in the opinion of the Lender after consultation with Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Lender after consultation with Borrowers, an appropriate successor or alternative to a Published Rate.

3.10          Cash Collateral

The Lender and the Corporate Guarantor agree that:

(a)
At any time during the Security Period, the Corporate Guarantor shall have the option to deposit or procure that a Cash Collateral Account Holder deposits in the Cash Collateral Account at the beginning of an Interest Period the Cash Collateral Amount, which shall remain blocked but may be withdrawn only pursuant to paragraph (c) below.

(b)
the Cash-Collateralised Part of the Loan shall bear interest in accordance with Clause 3.1(b). Any Cash Collateral Amount may be placed, at the Lender’s discretion, on and from the date of this Agreement, in the Cash Collateral Account as a time deposit;

provided however that while an Event of Default has occurred which is continuing such amount shall bear interest at the Initial Margin A;

(c)
The Cash Collateral Amount (or any part thereof) may not be withdrawn from the Cash Collateral Account other than on the last day of an Interest Period, at the Borrowers’ request, provided always that:

(i)
no Event of Default has occurred which is continuing or would occur as a result of any such withdrawal save for any withdrawal that would be used solely for the purposes of remedying such Event of Default subject always to the Lender’s consent;

(ii)
the Borrowers shall have given the Lender irrevocable notice received by the Lender not later than one (1) Business Day before the beginning of the following Interest Period, of their intention to withdraw in whole or in part the relevant Cash Collateral Amount; and

(iii)
after any such withdrawal, any remaining balance of the Cash Collateral Amount standing to the credit of the Cash Collateral Account shall comply with the provisions of paragraphs (a) and (b) of this Clause 3.10.

3.11	Sustainability Margin Adjustment

(a)	The Initial Margin is subject to a sustainability margin adjustment in accordance with the performance under the sustainability KPI.

(b)	Sustainability Margin Adjustment

Sustainability targets achieved	Initial Margin Adjustment (for the duration of the relevant Sustainability Adjustment Period) in respect of the Loan
Sustainability KPI equal or above the Sustainability KPI Target for that year achieved for the Ship
5 basis points (0.05%) decrease for Loan for the Ship achieving the Sustainability KPI Target (as per the Sustainability Performance Certificate triggering such Sustainability Adjustment Period, and rounded to two decimal places)

Sustainability KPI lower to the Sustainability KPI Target for that year not achieved for the Ship OR Sustainability Performance Certificate not delivered	Initial Margin is set to the applicable percentage as if no Sustainability Margin Adjustment had taken place under this Clause 3.11 (Sustainability Margin Adjustment)

(c)
The Initial Margin shall never be reduced by more than 5 basis points (0.05%) in respect of the Loan for the duration of a relevant Sustainability Adjustment Period or the Preliminary Attestation Period.

(d)
Each Borrower shall for any financial year ending on or after 31 December 2026 supply to the Lender (i) a duly completed Sustainability Performance Certificate in the form set out in Schedule 3 (Form of Sustainability Performance Certificate) for that financial year and (ii) any other supporting evidence as reasonably required by the Lender in its absolute discretion (including without limitation a Ship Carbon Intensity Certificate) for its Ship within 180 days after the end of each financial year of that Borrower. Such Sustainability Performance Certificate shall be certified by a Recognised Organisation.

(e)
Each Borrower shall, for any financial year ending on or after 31 December 2025 supply to the Lender a Ship Carbon Intensity Certificate for its Ship within 180 days after the end of that Borrower’s financial year. In respect of the period starting from Drawdown Date and ending on the date the Carbon Intensity Certificate for 2025 is provided to the Lender, which will not be later than 30 April 2026 (the “Preliminary Attestation Period”), each Borrower shall provide an attestation from a Recognised Organisation including provisional figures for 2025, in form and substance satisfactory and acceptable to the Lender in its absolute discretion. For the avoidance of doubt the Initial Margin shall be adjusted as per paragraph (c) for that Preliminary Attestation Period.

(f)
Each Sustainability Performance Certificate shall be signed by an officer of the relevant Borrower or the chief executive officer or the chief financial officer of the Corporate Guarantor or an authorized signatory, in a form and substance satisfactory to the Lender.

(g)
The Initial Margin shall be adjusted if the Sustainability KPI Target has been achieved for the period commencing on the next Interest Period falling after the date on which a Sustainability Performance Certificate and any other reasonable supporting evidence as required by the Lender (including without limitation a Ship Carbon Intensity Certificate) has been delivered under paragraphs (d) to (f) above and ending on the first anniversary thereof (the “Sustainability Adjustment Period”).

(h)	For the avoidance of doubt, the last Sustainability Adjustment Period if Sustainability KPI Target has been achieved shall be of less than one year duration and shall end on the Final Maturity Date.

(i)
If the Borrowers fail to deliver a Sustainability Performance Certificate for a financial year, the applicable Initial Margin shall be that which would apply as if none of the Sustainability KPI Targets were achieved.

(j)	Failure to deliver a Sustainability Performance Certificate shall not constitute an Event of Default.

(k)
While an Event of Default occurs and is continuing during a Sustainability Adjustment Period, the applicable Initial Margin shall be that which would apply as if none of the Sustainability KPI Targets were achieved.

4.	REPAYMENT – PREPAYMENT

4.1	Repayment

The Borrowers shall and it is expressly undertaken by the Borrowers to repay the Loan jointly and severally by (a) Twenty (20) quarterly repayment instalments (the “Repayment Instalments”), the first of which to be repaid on the date falling three (3) months after the Drawdown Date, and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 20th) of such Repayment Instalments falling due for payment on the Final Maturity Date and (b) a balloon installment in the amount of Dollars Thirty one million ($31,000,000) (the “Balloon Installment”), such Balloon Installment to be repaid together with the last (the 20th) Repayment Instalment on the Final Maturity Date; subject to the provisions of this Agreement, each of the Repayment Instalments shall be in the amount of Dollars Nine hundred fifty thousand ($950,000);

provided that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (b) there shall be no Repayment Dates after the Final Maturity Date, (c) on the Final Maturity Date the Borrowers shall also pay to the Lender any and all other monies then due and payable under this Agreement and the other Finance Documents, (d) if any part of the Commitment is not advanced to the Borrowers the amounts of the Repayment Instalments and the Balloon Instalment shall be reduced pro-rata, and (e) if any of the Repayment Instalments shall become due on a day which is not a Business Day, the due date therefor shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which event such due date shall be the immediately preceding Business Day.

4.2	Voluntary Prepayment

The Borrowers shall have the right, to prepay, part or all of the Loan in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrowers to the Lender hereunder or pursuant to the other Finance Documents and all interest accrued thereon, provided that:

(a)
the Lender shall have received from the Borrowers not less than five (5) days’ prior notice in writing (which shall be irrevocable) of their intention to make such prepayment and specify the account and the date on which such prepayment is to be made;

(b)	such prepayment may take place only on the last day of an Interest Period relating to the whole of the Loan;

(c)	each such prepayment shall be equal to One hundred thousand Dollars ($100,000) or a whole multiple thereof or the balance of the Loan;

(d)	any prepayment of less than the whole of the Loan will be applied in or towards pro-rata satisfaction of the outstanding Repayment Installments and the Balloon Installment;

(e)	every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable and shall oblige the Borrowers to make such prepayment on the date specified;

(f)
the Borrowers have provided evidence satisfactory to the Lender that any consent required by the Borrowers (or any of them) or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrowers (or any of them) or any Security Party has been complied with;

(g)	no amount prepaid may be re-borrowed; and

(h)	the Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement;

Provided always that, if the Borrowers shall, subject always to Clause 4.2(a), make a prepayment on a Business Day other than the last day of an Interest Period in respect of the whole of the Loan, it shall, in addition to the amount prepaid and accrued interest, pay to the Lender any amount which the Lender may certify is necessary to compensate the Lender for any Break Costs incurred by the Lender as a result of the making of the prepayment in question.

4.3	Compulsory Prepayment in case of Total Loss or sale of a Ship

The Borrowers shall be obliged to prepay the Relevant Required Amount on the relevant Prepayment Date (the “Prepayment “), in the following cases:

(a)
Following the advancing of the Loan: In the event that the Loan has already been advanced, the Borrowers shall be obliged to prepay the Relevant Required Amount on the relevant Prepayment Date, if a Mortgaged Ship is sold or otherwise disposed of or refinanced by any other bank or financial institution or becomes a Total Loss.

AND for the purpose of this Clause 4.3:

“Relevant Required Amount” in relation to any Mortgaged Ship, means an amount equal to the higher of:

(i)
an amount equal to the proportion which the Market Value of such Mortgaged Ship bears to the aggregate of the Market Values of all Mortgaged Ships based on the valuations of such Ships carried out under Clause 8.5(b) (Valuation of Ships) immediately before the Total Loss occurred or the sale or other disposal of the relevant Mortgaged Ship, as the case may be occurs; and

(ii)
the amount which is required to be repaid to the Lender together with all additional amounts payable pursuant to the provisions of Clause 4.5 (Amounts payable on prepayment), without penalty, premium or prepayment fee, so that, the Asset Cover Ratio, following the Prepayment is at least equal to the Asset Cover Ratio in effect immediately before the Total Loss occurred, or the sale or other disposal or refinancing of the relevant Mortgaged Ship , as the case may be, and provided always that the Asset Cover Ratio shall always shall be at least one hundred and twenty per centum (120%); and

“Prepayment Date” means:

(i)
if a Mortgaged Ship becomes a Total Loss, on the earlier of: (i) the date falling 120 days after the Total Loss Date (or such later date as the Lender may agree) and (ii) the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss; and

(ii)
if a Mortgaged Ship is sold or refinanced, a date falling on or before the date on which the sale is completed by delivery of that Mortgaged Ship to its buyer or, in the case of refinancing, on which the Lender discharges the Mortgage registered over that Mortgaged Ship.

Provided, however, that if the relevant Mortgaged Ship so lost or sold or otherwise disposed of is the last Mortgaged Ship, then the full amount of the insurance or, as the case may be, the sale proceeds shall apply against repayment of the Outstanding Indebtedness and additionally the Borrowers shall pay to the Lender the balance (if any) of the Outstanding Indebtedness in full.

For the avoidance of doubt in the event that the Total Loss or, as the case may be, sale or refinancing proceeds of the relevant Mortgaged Ship are insufficient to pay in full the whole of the Relevant Required Amount or, as the case may be, the Outstanding Indebtedness in full, the Borrowers shall be obliged to pay the shortfall to the Lender simultaneously with the payment of the full amount of the Total Loss or sale or other disposal or refinancing proceeds (as the case may be) of that Mortgaged Ship.

(b)
Notification: The Lender shall promptly notify to the Borrowers the total additional amounts payable pursuant to the foregoing provisions of this Clause 4.3 and Clause 4.5 (Amounts payable on prepayment) within 30 days of the relevant Mortgaged Ship becoming a Total Loss and in the case of sale or other disposal or refinancing of the relevant Mortgaged Ship, prior to the expected date of completion of such sale or refinancing, and the Borrowers shall be obliged to make such repayment of the Relevant Required Amount and payment of interest and other monies as aforesaid on the date specified in the foregoing provisions of this Clause 4.3.

(c)	Sale proceeds: In all the above cases, the Borrowers undertake to channel all sale proceeds up to the Loan through the Lender or otherwise agreed with the Lender.

4.4	Application by the Lender of Relevant Required Amount

The Relevant Required Amount shall be applied firstly towards pro-rata reduction of the then outstanding Repayment Instalments and the Balloon Instalment and secondly, the balance, if any, shall be freely available to the relevant Borrower.

4.5	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

(a)
accrued interest on the amount of the Loan to the date of such prepayment (calculated, in the case of a prepayment pursuant to Clause 3.6 (Market disruption) at a rate equal to the aggregate of the Applicable Margin and the cost to the Lender of funding the Loan);

(b)	any additional amount payable under Clause 5.3 (Gross Up);

(c)
all other sums payable by the Borrowers to the Lender under this Agreement or any of the other Finance Documents including, without limitation, any amounts payable under Clause 10 (Indemnities - Expenses – Fees); and

(d)
in relation to any prepayment made on a date other than an Interest Payment Date in respect of the whole of the Loan, it shall, in addition to the amount prepaid and accrued interest, pay to the Lender any amount which the Lender may certify is necessary to compensate the Lender for any Break Costs incurred by the Lender as a result of the making of the prepayment in question.

5.	PAYMENTS, TAXES AND COMPUTATION

5.1	Payment - No set-off or Counterclaims

(a)
The Borrowers hereby jointly and severally acknowledge that in performing their respective obligations under this Agreement, the Lender will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Lender and that it is reasonable for the Lender to be entitled to receive payments from the Borrowers gross on the due date in order that the Lender is put in a position to perform its matching obligations to the relevant third parties.  Accordingly, all payments to be made by the Borrowers under this Agreement and/or any of the other Finance Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 5.3 (Gross Up), free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, as follows:

(i)
in Dollars (except for charges or expenses which shall be paid in the currency in which they are incurred), not later than 10:00 a.m. (London time) on the Business Day (in Piraeus, Athens, London and New York City) on which the relevant payment is due under the terms of this Agreement; and

(ii)
to such account and at such bank as the Lender may from time to time specify for this purpose by written notice to the Borrowers, reference: “Ariel Shipping Co./Loan Agreement dated: 13th October, 2025” provided, however, that the Lender shall have the right to change the place of account for payment, upon three (3) Business Days’ prior written notice to the Borrowers.

(b)
If at any time it shall become unlawful or impracticable for the Borrowers (or any of them) to make payment under this Agreement to the relevant account or bank referred to in Clause 5.1(a), the Borrowers may request and the Lender may agree to alternative arrangements for the payment of the amounts due by the Borrowers to the Lender under this Agreement or the other Finance Documents.

5.2	Payments on Business Days

All payments due shall be made on a Business Day.  If the due date for payment falls on a day which is not a Business Day, that payment due shall be made on the immediately following Business Day unless such Business Day falls in the next calendar month, in which case payments shall fall due and be made on the immediately preceding Business Day.

5.3	Gross Up

If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrowers to make payment subject to Governmental Withholdings, the Borrowers shall pay to the Lender such additional amounts as may be necessary to ensure that there will be received by the Lender a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings. The Borrowers shall indemnify the Lender against any losses or costs incurred by the Lender by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Lender official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Lender in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding. The obligations of the Borrowers under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

5.4	Mitigation

If circumstances arise which would result in an increased amount being payable by the Borrowers under this Clause then, without in any way limiting the rights of the Lender under this Clause, the Lender shall use reasonable endeavours to transfer the obligations, liabilities and rights under this Agreement and the Security Documents to another office or financial institution not affected by the circumstances, but the Lender shall be under no obligation to take any such action if in its opinion, to do so would or might:

(a)	have an adverse effect on its business, operations or financial condition on the Lender; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent, with any regulation of the Lender; or

(c)	involve the Lender in any expense (unless indemnified to its reasonable satisfaction) or tax disadvantage.

5.5	Claw-back of Tax benefit

If, following any such deduction or withholding as is referred to in Clause 5.3 (Gross-up) from any payment by the Borrowers, the Lender shall receive or be granted a credit against or remission for any Taxes payable by it, the Lender shall, subject to the Borrowers having made any increased payment in accordance with Clause 5.3 (Gross-up) and to the extent that the Lender can do so without prejudicing its retention of the amount of such credit or remission and without prejudice to the right of the Lender to obtain any other relief or allowance which may be available to it, reimburse the Borrowers with such amount as the Lender shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrowers. Such reimbursement shall be made forthwith upon the Lender certifying that the amount of the credit or remission has been received by it, provided, always, that:

(a)	the Lender shall not be obliged to allocate this transaction any part of a tax repayment or credit which is referable to a number of transactions;

(b)
nothing in this Clause shall oblige the Lender to rearrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time or to disclose any information regarding its tax affairs and computations;

(c)
nothing in this Clause shall oblige the Lender to make a payment which exceeds any repayment or credit in respect of tax on account of which the Borrowers have made an increased payment under this Clause;

(d)	any allocation or determination made by the Lender under or in connection with this Clause shall be binding on the Borrowers; and

(e)	without prejudice to the generality of the foregoing, the Borrowers shall not, by virtue of this Clause 5.5, be entitled to enquire about the Lender’s tax affairs.

5.6	Loan Account

All sums advanced by the Lender to the Borrowers under this Agreement and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Lender in accordance with its usual practices in the name of the Borrowers. The Lender may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement.  In case that a ship mortgage in the form of Account Current is granted as security under this Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in such mortgage.

5.7	Computation

All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to the Lender that;

(a)
Due Incorporation/Valid Existence:  Each of the Borrowers and the other corporate Security Parties is duly incorporated and validly existing and in good standing under the laws of their respective countries of incorporation, and have power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to purchase, own, finance and operate vessels, or, as the case may be, manage vessels, as well as to undertake the obligations which such Security Party has undertaken or shall undertake pursuant to the Finance Documents and does not have a place of business in the United Kingdom or the United States of America;

(b)
Due Corporate Authority:  Each of the Borrowers has power to execute, deliver and perform its obligations under the Finance Documents to which is or is to be a party and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its/his obligations under the Finance Documents to which it/he is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrowers (or any of them) to borrow will be exceeded as a result of borrowing the Loan;

(c)
Litigation: no litigation or arbitration, tax claim or administrative proceeding (including action relating to any alleged or actual breach of the ISM Code and the ISPS Code) involving a potential liability of the Borrowers (or any of them) or any other Security Party is current or pending or (to its or its officers’ knowledge) threatened against the Borrowers (or any of them) or any other Security Party, which, if adversely determined, would have a Material Adverse Effect of any of them;

(d)
No conflict with other obligations:  the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Finance Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrowers (or any of them) or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrowers (or any of them) or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of the Borrowers (or any of them) or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrowers (or any of them) or any other Security Party to create any Security Interest (other than a Permitted Security Interest) on any of the undertakings, assets, rights or revenues of the Borrowers (or any of them) or any other Security Party;

(e)
Financial Condition:  the financial condition of the Borrowers (or any of them) and of the other Security Parties (other than the Approved Managers) has not suffered any material deterioration since that condition was last disclosed to the Lender;

(f)
No Immunity:  neither any of the Borrowers nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(g)
Shipping Company:  each of the Borrowers and the Approved Managers is a shipping company involved in the owning or, as the case may be, managing of ships engaged in international voyages and earning profits in free foreign currency;

(h)
Licences/Authorisation:  every consent, authorisation, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Finance Documents or the performance by each Security Party of its obligations under the Finance Documents to which such Security Party is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same so far as the Borrowers are aware;

(i)	Perfected Securities: the Finance Documents do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(i)
constitute the relevant Security Party’s legal, valid and binding obligations enforceable against that Security Party in accordance with their respective terms (having the requisite corporate benefit which is legally and economically sufficient); and

(ii)
create legal, valid and binding Security Interests (having the priority specified in the relevant Finance Document) enforceable in accordance with their respective terms over all the assets and revenues intended to be covered to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors’ rights generally;

(j)
No third party Security Interests: without limiting the generality of Clause 6.1(i) (Perfected Securities), at the time of the execution and delivery of each Finance Document to which each Borrower is a party:

(i)	each Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(ii)
no third party will have any Security Interests (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates;

(k)
No Notarisation/Filing/Recording:  save for the registration of any Mortgage in the appropriate shipping Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Finance Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the other Finance Documents;

(l)	Taxes paid: each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or its Ship; and

(m)
Valid Choice of Law:  the choice of law agreed to govern this Agreement and/or any other Finance Document and the submission to the jurisdiction of the courts agreed in each of the Finance Documents are or will be, on execution of the respective Finance Documents, valid and binding on each of the Borrowers and any other Security Party which is or is to be a party thereto.

6.2	Initial representations and warranties

The Borrowers further jointly and severally represent and warrant to the Lender that:

(a)
Direct obligations - Pari Passu: the obligations of the Borrowers under this Agreement are direct, general and unconditional obligations of the Borrowers and rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness of the Borrowers with the exception of any obligations which are mandatorily preferred by law;

(b)
Information:  all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Lender in connection with the negotiation and preparation of this Agreement and each of the other Finance Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted international accounting principles, standards and practices which have been consistently applied;

(c)	No Event of Default: no Event of Default has occurred and is continuing;

(d)
No Taxes:  no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any other of the Finance Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Finance Documents or any document or instrument to be executed or delivered hereunder or thereunder.  In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrowers;

(e)
No Event of Default under other Financial Indebtedness:  neither any of the Borrowers nor any other Security Party  is in default under any agreement relating to Financial Indebtedness to which it is a party or by which it is or may be bound;

(f)	Ownership/Flag/Seaworthiness/Class/Insurance of the Ships: each Ship on the Drawdown Date will be:

(i)
in the absolute and free from Security Interests (other than in favour of the Lender) ownership of the Owner thereof who is and will on and after the Drawdown Date be the sole legal and beneficial owner of that Ship;

(ii)	registered in the name of the Owner thereof through the relevant Registry of the port of registry of the Approved Flag State under the laws and flag of the Approved Flag State;

(iii)	operationally seaworthy and in every way fit for service;

(iv)
classed with a Classification Society member of IACS, which has been approved by the Lender in writing and such classification is and will be free of all requirements and overdue recommendations of such Classification Society;

(v)	insured in accordance with the provisions of this Agreement and the relevant Mortgage;

(vi)	managed by the Approved Managers; and

(vii)	in full compliance with the ISM and the ISPS Code;

(g)
No Charter: unless otherwise permitted in writing by the Lender, none of the Ships will on or before the Drawdown Date or be subject to any charter or contract nor to any agreement to enter into any charter or contract which, if entered into after the Drawdown Date would have required the consent of the Lender under any of the Finance Documents and there will not on or before the Drawdown Date be any agreement or arrangement whereby the Earnings of the relevant Ship may be shared with any other person;

(h)
No Security Interests: neither any Ship, nor its Earnings, Requisition Compensation or Insurances nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will, on the Drawdown Date, be subject to any Security Interests other than Permitted Security Interests or otherwise permitted by the Finance Documents;

(i)	Compliance with Environmental Laws and Approvals: except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Lender:

(i)	each Borrower has complied with the provisions of all Environmental Laws;

(ii)	each Borrower has obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(iii)	the Borrowers have not received notice of any Environmental Claim that the Borrowers are not in compliance with any Environmental Law or any Environmental Approval;

(j)	No Environmental Claims: except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Lender:

(i)	there is no Environmental Claim pending or, to the best of the Borrowers’ knowledge and belief, threatened against any Borrower or its Ship; and

(ii)	there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Ships ;

(k)
Copies true and complete: the copies of the Management Agreements delivered or to be delivered to the Lender pursuant to Clause 7.1 (Conditions precedent to the execution of this Agreement) are, or will when delivered be, true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;

(l)	DOC and SMC: in relation to each Ship the DOC applicable to each Approved Manager and the SMC applicable to that Ship are presently in full effect;

(m)
Compliance with ISM Code: each Ship will comply on the Drawdown Date and the Operator complies with the requirements of the ISM Code and the SMC which has been or, as the case may be, shall be issued in respect of each Ship shall remain valid on the Drawdown Date and thereafter throughout the Security Period;

(n)
Compliance with ISPS Code:  each Borrower has a valid and current ISSC in respect of its Ship  and it is and will be in full compliance with the ISPS Code; and the Operator complies with the requirements of the ISPS Code and the ISSC in respect of each Ship shall remain valid throughout the Security Period;

(o)	Shareholdings:

(i)
(aa) each Borrower is a fully owned Subsidiary of the Corporate Guarantor, (bb) all of the issued shares in each of the Borrowers are held directly or indirectly by the Corporate Guarantor (being as of the date of this Agreement the sole shareholder of each Borrower), (cc)  the shares in the Corporate Guarantor are legally and beneficially owned as disclosed to the Lender before signing of this Agreement, and (dd) Mr. Petros Panagiotidis remains among the indirect shareholders of the Corporate Guarantor as well as Chairman and Chief Executive Officer of the Corporate Guarantor; and

(ii)
no change of control has been made directly or indirectly in the ownership, beneficial ownership, or management of any of the Borrowers and the Corporate Guarantor or any share therein or of any of the Ships and  the voting rights in each of the Borrowers and the Corporate Guarantor, from what has been disclosed to the Lender before signing of this Agreement; and

(p)	No US Tax Obligor: none of the Security Parties is a US Tax Obligor;

(q)	Sanctions: To the best knowledge of the Corporate Guarantor neither any Security Party nor any other member of the Group:

(i)	is a Sanctions Restricted Person;

(ii)	owns or controls directly or indirectly a Sanctions Restricted Person; or

(iii)	has a Sanctions Restricted Person serving as a director, officer or, to the best of its knowledge, employee; and

(iv)
no proceeds of the Loan shall be made available, directly or to the knowledge of the Borrowers, or any of them (after reasonable enquiry) indirectly, to or for the benefit of a Sanctions Restricted Person contrary to Sanctions or for transactions in a Sanctions Restricted Jurisdiction nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

6.3	Money laundering - acting for own account

Each of the Borrowers further jointly and severally represents and warrants and confirms to the Lender that it is the beneficiary for each part of the Loan made or to be made available to it and it will promptly inform the Lender by written notice if it is not, or ceases to be, the beneficiary and notify the Lender in writing of the name and the address of the new beneficiary/beneficiaries; each of the Borrowers is aware that under applicable money laundering provisions, it has an obligation to state for whose account the Loan is obtained; each of the Borrowers confirms that, by entering into this Agreement and the other Finance Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account. In relation to the borrowing by the Borrowers of the Loan, the performance and discharge of its obligations and liabilities under this Agreement or any of the other Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Documents to which each of the Borrowers is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).

6.4	Representations Correct

At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrowers to the Lender are true and accurate.

6.5	Repetition of Representations and Warranties

The representations and warranties in this Clause 6 (except in relation to the representations and warranties in Clause 6.2 (Initial representations and warranties)) shall be deemed to be repeated by the Borrowers:

(a)	on the date of service of the Drawdown Notice;

(b)	on the Drawdown Date; and

(c)	on each Interest Payment Date throughout the Security Period,

as if made with reference to the facts and circumstances existing on each such day.

7.	CONDITIONS PRECEDENT

7.1	Conditions precedent to the execution of this Agreement

The obligation of the Lender to make the Commitment or any part thereof available shall be subject to the condition that the Lender, shall have received, not later than two (2) Business Days before the day on which the Drawdown Notice in respect of the Commitment or such part thereof is given, the following documents and evidence in form and substance satisfactory to the Lender:

(a)
Constitutional Documents: a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party;

(b)
Certificates of incumbency: a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority and/or at the discretion of the Lender signed by the secretary or a director of each of them respectively, stating the corporate body which binds every one of them, the officers and/or the directors of each of them and containing specimens of their signatures;

(c)
Shareholding: a statement to the Lender confirming that the identity of the Beneficial Shareholder(s) of each of the Borrowers and the Corporate Guarantor as disclosed to the Lender remains unchanged and in line with “know your customer” procedures of the Lender for opening account purposes, who should be acceptable in all respects to the Lender; in the event that the Lender agrees (at its sole discretion) that a Security Party may have a corporate shareholder, the conditions set out in Sub-clauses (a) (Constitutional Documents), (b) (Certificates of incumbency), (d) (Resolutions) and (e) (Powers of Attorney) of this Clause 7.1 shall apply (mutatis mutandis) to such corporate shareholder;

(d)
Resolutions: minutes of separate meetings of the directors and (if required) shareholders of each of the Borrowers and the Corporate Guarantor at which there was approved (inter alia) the entry into, execution, delivery and performance of this Agreement, the other Finance Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant Security Party is or is to be a party;

(e)
Powers of Attorney: the original of any power(s) of attorney and any further evidence of the due authority of any person signing this Agreement, the other Finance Documents, and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

(f)
Consents: evidence that all necessary licences, consents, permits and authorisations (including exchange control ones) have been obtained by any Security Party for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Finance Documents;

(g)	Fees: evidence that the fees referred to in Clause 10.14 (Fees) have been paid in full;

(h)	DOC: a copy of the DOC applicable to each Approved Manager certified as true and in effect;

(i)
Other documents: any other documents or recent certificates or other evidence which would be required by the Lender in relation to each Security Party evidencing that the relevant Security Party has been properly established, continues to exist validly and is in good standing;

(j)	Management Agreements – Assignable Charterparty: a copy of each of the following documents certified as true and complete by the legal counsel of the Borrowers:

(i)	each Management Agreement evidencing that the relevant Ship is managed by the relevant Approved Managers on terms acceptable to the Lender; and

(ii)	any Assignable Charterparty; and

(k)
Operating Accounts: evidence that the Operating Accounts have been duly opened and all mandate forms and other legal documents required for the opening of an account under any applicable law, as well as signature cards and properly adopted authorizations have been duly delivered to and have been accepted by the compliance department of the Lender.

7.2	Conditions precedent to the making of the Commitment

The obligation of the Lender to advance the Commitment (or any part thereof) is subject to the further condition that the Lender shall have received prior to the drawdown or, where this is not possible, simultaneously with the drawdown of the Commitment or the relevant part thereof or the Drawdown Date:

(a)	Conditions precedent: evidence that the conditions precedent set out in Clause 7.1 (Conditions precedent to the execution of this Agreement) remain fully satisfied;

(b)	Drawdown Notice: the Drawdown Notice duly executed, issued and delivered to the Lender as provided in Clause 2.2 (Drawdown Notice and commitment to borrow);

(c)	Security Documents: each of the Security Documents duly executed and where appropriate duly registered with the Registry or any other competent authority (as required);

(d)
Title and no Security Interests:  evidence that, prior to or simultaneously with the drawdown, each Ship will be duly registered in the ownership of the Owner thereof with the Registry and under the laws and flag of the Approved Flag State free from any Security Interests save for those in favour of the Lender and otherwise as contemplated herein;

(e)
Insurances:  evidence in form and substance satisfactory to the Lender that each Ship has been insured in accordance with the insurance requirements provided for in this Agreement and the Security Documents, to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Lender at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances relating to that Ship;

(f)
Insurers’ confirmations: evidence in form and substance satisfactory to the Lender that each Ship has been insured in accordance with the insurance requirements provided for in this Agreement and the other Security Documents, including a MII, accompanied by waivers for liens for unpaid premium of other vessels managed by the relevant Approved Manager(s), together with an opinion from insurance consultants (appointed by the Lender at the Borrowers’ expense) as to the adequacy of the insurances effected or to be effected in respect of each Ship, to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Lender at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances relating to each Ship;

(g)	MII: the MII shall have been effected by the Lender, but at the expense of the Borrowers as provided in Clause 10.10 (MII costs);

(h)
Access to class records: due authorisation from the Drawdown Date in form and substance satisfactory to the Lender authorising the Lender to have access and/or obtain any copies of class records or other information at its discretion from the Classification Society of the relevant Ship, provided however, that the Lender shall not exercise such right unless and until an Event of Default has occurred and is continuing;

(i)	Notices of assignment: duly executed notices of assignment in the form prescribed by the Security Documents;

(j)	Mortgage registration; evidence that each Mortgage on the Drawdown Date will be registered against the relevant Ship through the Registry under the laws and flag of the Approved Flag State;

(k)	Trading certificates: upon issuance, copies of the trading certificates of each Ship certified as true and complete by the legal counsel of the Borrowers evidencing the same to be valid and in force;

(l)
Class confirmation:  evidence from the Classification Society that on the Drawdown Date each Ship is classed with the class notation (referred to in the Mortgage relative thereto), with the Classification Society or to a similar standard with another classification society of like standing to be specifically approved by the Lender and remains free from any overdue requirements or recommendations affecting her class;

(m)
Trim and stability booklet:  if so requested by the Lender, an extract of the trim and stability booklet certifying the lightweight of each Ship, certified as true and complete by the legal counsel of the Borrowers;

(n)	DOC and SMC: (i) a copy of the DOC issued to the Operator of each Ship and (ii) a copy of the SMC for each Ship;

(o)
ISM Code Documentation: copies of such applications for ISM Code Documentation as the Lender may by written notice to the Borrowers have requested not later than two (2) days before the Drawdown Date certified as true and complete in all material respects by the Borrowers and the Approved Managers;

(p)	ISPS Code compliance:

(i)
evidence satisfactory to the Lender that each Ship is subject to a ship security plan which complies with the ISPS Code (such as proof that a security plan has been submitted to the recognized organisation for approval); and

(ii)	a copy, of the ISSC for each Ship delivered to the Lender on the Drawdown Date;

(r)
Valuation:  charter free valuation of each Ship satisfactory to the Lender, to be obtained by the Lender, at the Borrowers’ expense, not earlier than thirty (30 days prior to the expected Drawdown Date, made on the basis and in the manner specified in Clause 8.5(b) (Valuation of Ships);

(s)	Insurance Letters: the Insurance Letters duly executed;

(t)
Confirmations from process agents: confirmation from any agents nominated in this Agreement and elsewhere in the other Finance Documents for the acceptance of any notice or service of process, that they consent to such nomination;

(u)
Acknowledgement of Receipt: a receipt in writing in form and substance satisfactory to the Lender including an acknowledgement and admission of the Borrowers and the Corporate Guarantor to the effect that the Commitment or relevant part thereof (as the case may be) was drawn by the Borrowers and a declaration by the Borrowers and the Corporate Guarantor that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct;

(v)
Legal opinions: draft opinion from lawyers appointed by the Lender as to all the matters referred to in Clause 6.1(a) (Due Incorporation/Valid Existence) and Clause 6.1(b) (Due Corporate Authority) and all such aspects of law as the Lender shall deem relevant to this Agreement and the other Finance Documents and any other documents executed pursuant hereto or thereto and any further legal or other expert opinion as the Lender at its sole discretion may require;

(w)	Flag State opinion: draft opinion of legal advisers to the Lender on matters of the laws of the Approved Flag State of the relevant Ship; and

(x)
Condition survey report: if the Lender so requires, a satisfactory to the Lender physical condition survey report on each Ship together with a comprehensive record inspection from a surveyor appointed by the Lender, at the Borrowers’ expense.

7.3	No change of circumstances

The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that at the time of the giving of a Drawdown Notice and on advancing the Commitment:

(a)
Representations and warranties: the representations and warranties set out in Clause 6 (Representations and warranties) and in each of the other Finance Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b)	No Event of Default: no Event of Default shall have occurred and be continuing or would result from the drawdown;

(c)
No change:  the Lender shall be satisfied that (i) there has been no change in the control of any of the Borrowers and the Corporate Guarantor from that disclosed to the Lender at the signing of this Agreement and no change directly or indirectly in the ownership, beneficial ownership, or management of the Borrowers (or any of them), each of which is a fully owned Subsidiary of the Corporate Guarantor, or any share therein or of the Ships (or any of them), and (ii)  there has been no Material Adverse Change in the financial condition of any Security Party which (change) might, in the sole opinion of the Lender, be detrimental to the interests of the Lender; and

(d)	No Market Disruption Event: none of the circumstances contemplated by Clause 3.6 (Market disruption) has occurred and is continuing.

7.4	Know your customer and money laundering compliance

The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that the Lender, prior to or simultaneously with the drawdown, shall have received, to the extent required by any change in applicable law and regulation or any changes in the Lender’s own internal guidelines since the date on which the applicable documents and evidence were delivered to the Lender pursuant to Clause 8.9 (Know your customer and money laundering compliance), such further documents and evidence as the Lender shall require to identify the Borrowers and the other Security Parties and any other persons involved or affected by the transaction(s) contemplated by this Agreement.

7.5	Further documents

Without prejudice to the provisions of this Clause 7 each of the Borrowers hereby undertakes with the Lender to make or procure to be made such amendments and/or additions to any of the documents delivered to the Lender in accordance with this Clause 7 and to execute and/or deliver to the Lender or procure to be executed and/or delivered to the Lender such further documents as the Lender and its legal advisors may reasonably require to satisfy themselves that all the terms and requirements of this Agreement have been complied with.

7.6	Waiver of conditions precedent

The conditions specified in this Clause 7 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions. Without prejudice to any of the other provisions of this Agreement, in the event that the Lender, in its sole and absolute discretion, makes the Commitment available to the Borrowers prior to the satisfaction of all or any of the conditions referred to in Clauses 7.1 (Conditions precedent to the execution of this Agreement), 7.2 (Conditions precedent to the making of the Commitment) and 7.3 (No change of circumstances), each of the Borrowers hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions by no later than fourteen (14) days after the Drawdown Date or within such longer period as the Lender may, in its sole and absolute discretion, agree to or specify.

8.	UNDERTAKINGS

8.1	General

Each of the Borrowers, jointly and severally with the other Borrowers, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)
Notice on Material Adverse Change or Event of Default: promptly inform the Lender upon becoming aware of any occurrence which might materially adversely affect the ability of any Security Party to perform its obligations under any of the Finance Documents and, without limiting the generality of the foregoing, will inform the Lender of any Event of Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Event of Default has occurred and is continuing;

(b)	Notification of litigation:

(i)
provide the Lender with details of any legal or administrative action involving that Borrower, the Ship owned by it, any bareboat charterer, any bareboat guarantor, the Earnings or the Insurances in respect of that Ship, any Security Party, as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document, and each Borrower shall procure that all reasonable measures are taken to defend any such legal or administrative action; and

(ii)
and shall procure that any bareboat charterer shall supply to the Lender promptly, to the extent permitted by law, details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority;

(c)
Consents and licenses: without prejudice to Clauses 6 (Representations and warranties) and 7 (Conditions precedent), obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, license or approval of governmental or public bodies or authorities or courts and do or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Finance Documents;

(d)	Use of Loan proceeds: use the Loan exclusively for the purposes specified in Clause 1.1 (Amount and Purpose);

(e)
Pari passu: ensure that its obligations under this Agreement shall, without prejudice to the provisions of this Clause 8.1, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Financial Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

(f)	Financial statements-Compliance Certificate:

(i)
furnish the Lender with audited annual consolidated financial statements of the Corporate Guarantor (including the Borrowers) audited by the auditors acceptable to the Lender and (ii)  management prepared accounts of the Borrowers attested by its financial officer, in each case prepared in accordance with internationally accepted accounting principles and practices consistently applied in respect of each Financial Year as soon as practicable but not later than 180 days after the end of the Financial Year to which they relate, commencing with Financial Year ending on 31st December, 2025;

(ii)
simultaneously with each of the financial statements to be sent to the Lender under paragraph (i) of this Clause 8.1(f), a Compliance Certificate, duly completed and supported by calculations setting out in reasonable detail the materials underling the statements made in such Compliance Certificate; and

(iii)
all accounts delivered under this Clause 8.1(f) will be prepared in accordance with internationally accepted accounting principles and practices consistently applied (IFRS or US-GAAP) and, in the case of any audited financial statements, be certified by an Approved Auditor;

(g)
Provision of further information: promptly, when requested, provide the Lender with such financial and other information and accounts relating to the business, undertaking, assets, liabilities, revenues, financial condition commitments, operations or affairs of the Borrowers and the Corporate Guarantor and such other further general information relating to each Security Party as the Lender from time to time may reasonably require;

(h)
Financial Information: provide the Lender from time to time as the Lender may reasonably request with information on the financial conditions, cash flow position, commitments and operations of the Borrowers and the Corporate Guarantor  including cash flow analysis and voyage accounts of each Ship with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by an authorized signatory of the Borrowers as to their correctness;

(i)
Information on the employment of the Ships:  provide the Lender from time to time as the Lender may request with information on the employment of each Ship, as well as on the terms and conditions of any charterparty, contract of affreightment, agreement or related document in respect of the employment of each Ship, such information to be certified by one of the directors of the Borrowers as to their correctness;

(j)
Pledged Deposit: procure that upon drawdown and at all times during the Security Period, the Borrowers shall maintain in interest bearing accounts with the Lender an amount of Dollars One million ($1,000,000) ($250,000 per Ship) (which for the purpose of this Agreement shall be called herein the “Pledged Deposit”), which amount will remain pledged in favor of the Lender throughout the Security Period;

(k)	Banking operations: ensure that all banking operations in connection with the Ships are carried out through the Lending Office of the Lender;

(l)
Subordination: ensure that all Financial Indebtedness of the Borrowers to their respective shareholders is fully subordinated to the rights of the Lender under the Finance Documents, all in a form acceptable to the Lender, and to subordinate to the rights of the Lender under the Finance Documents any Financial Indebtedness issued to it by its shareholders, all in a form acceptable to the Lender;

(m)	Obligations under Finance Documents: duly and punctually perform each of the obligations expressed to be assumed by it under the Finance Documents;

(n)
Payment on demand: pay to the Lender on demand any sum of money which is payable by the Borrowers to the Lender under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable;

(o)
Compliance with Laws and Regulations: comply, or procure compliance with all laws or regulations relating to it and/or its Ship, its ownership, operation and management or to the business of that Borrower and cause this Agreement and the other Finance Documents to comply with and satisfy all the requirements and formalities established by the applicable laws to perfect this Agreement and the other Finance Documents as valid and enforceable Finance Documents;

(p)	Maintenance of Security Interests:

(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(ii)
without limiting the generality of paragraph (p) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Relevant Jurisdictions, pay any stamp, registration or similar tax in all Relevant Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates;

(q)
Registered Office: maintain its registered office at the address referred to in the Recitals; and will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America;

(r)	Compliance with Covenants: duly and punctually perform all obligations under this Agreement and the other Finance Documents; and

(s)	No US Tax Obligor: procure that, unless otherwise agreed by the Lender, no Security Party shall become a US Tax Obligor.

8.2	Negative undertakings

Each of the Borrowers, jointly and severally with the other Borrowers, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, without the prior written consent of the Lender, it will:

(a)	Negative pledge:

(i)
not permit any Security Interest (other than a Permitted Security Interest) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness or other liability or obligation of the Borrowers (or any of them) or any other person other than in the normal course of its business of owning, financing and operating vessels and owning or acquiring ship-owning companies; and

(ii)
not cease to hold the legal title to, and own the entire beneficial interest in its Ship, its Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of the assignments contained in the relevant General Assignment and any other Finance Documents;

(b)
No further Financial Indebtedness: not incur any further Financial Indebtedness nor authorise or accept any capital commitments (other than that normally associated with the day to day operations and trading of the Borrowers and any Financial Indebtedness that is subordinated (in writing with the Lender’s prior written consent, at its discretion,  and pursuant to a subordination agreement acceptable to the Lender) to all Financial Indebtedness incurred under the Finance Documents) nor enter into any agreement for payment on deferred terms or hire agreement;

(c)	No merger: not merge or consolidate with any other person;

(d)	No disposals:

(i)
not sell, transfer, abandon, lend, lease or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this Clause 8.2(d) material in the opinion of the Lender in relation to the undertakings, assets, rights and revenues of the Borrowers) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of operations and trading) whether by one or a series of transactions related or not; and

(ii)	not transfer, lease or otherwise dispose of any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation;

(e)
No acquisitions: not acquire any further assets other than its Ship and rights arising under contracts entered into by or on behalf of that Borrower other than in the ordinary course of its business of owning, operating and chartering its Ship;

(f)	No other business: not undertake any type of business other than its current business of owning, financing and operating vessels and owning or acquiring ship-owning companies;

(g)	No investments: not make any investments in any person, asset, firm, corporation, joint venture or other entity;

(h)
No other obligations: not incur any liability or obligations except liabilities and obligations arising under the Finance Documents or contracts entered into in the ordinary course of its business of owning, operating, maintaining, repairing and chartering its Ship (and for the purposes of this Clause 8.2(h) fees to be paid pursuant to the Management Agreement in respect of its Ship shall be considered as permitted obligations under the Finance Documents);

(i)	No borrowing: not incur any Financial Indebtedness except for Financial Indebtedness pursuant to the Finance Documents;

(j)
No repayment of borrowings: not repay the principal of, or pay interest on or any other sum in connection with, any of its Financial Indebtedness except for Financial Indebtedness pursuant to the Finance Documents;

(k)
No Payments: unless otherwise provided in this Agreement and the other Finance Documents (and then only to the extent expressly permitted by the same) not pay out any funds (whether out of the Earnings or out of monies collected under the relevant General Assignment and/or the other Finance Documents or not) to any person except in connection with the administration of that Borrower and the operation and/or maintenance and/or repair and/or trading of its Ship;

(l)
No guarantees: not issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Finance Documents and except for, in the case of such Borrowers, guarantees or indemnities from time to time required in the ordinary course of its business or by any protection and indemnity or war risks association with which its Ship is entered, guarantees required to procure the release of its Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its Ship;

(m)
No loans:  not make any loans or advances to, or any investments in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance or grant any credit (save for normal trade credit in the ordinary course of business) to any officer, director, stockholder or employee or any other company managed by the Approved Commercial Manager or the Approved Technical Manager of the relevant Ship(s) (as the case may be) or agree to do so, provided, always, that any loans of its shareholders to any Borrower shall be fully subordinated to that Borrower’s obligations under this Agreement and the other Finance Documents;

(n)
No securities:  not permit any Financial Indebtedness of the Borrowers (or any of them) to any person (other than the Lender) to be guaranteed by any person (save, in the case of any Borrower, for guarantees or indemnities from time to time required in the ordinary course of business or by any protection and indemnity or war risks association with which its Ship is entered, guarantees required to procure the release of its Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its Ship);

(o)
No dividends or distribution: not declare or pay any dividends or other distribution under any name or description upon any of the issued shares or otherwise dispose of any of its present or future assets, undertakings, rights or revenues (which are all assigned to the Lender) to any of the shareholders of any Borrower without the prior written consent of the Lender, provided that, subject to (i) no Event of Default having occurred and being continuing, (ii) no Event of Default resulting from the payment of such dividends or the making of any other form of distribution and (iii) there is no breach of any of the Financial Covenants set forth in Clause 8.8 (Financial Covenants - Compliance Certificate), a Borrower shall be entitled to declare or make payments of any dividends without the prior written approval of the Lender;

(p)	No Subsidiaries: not form or acquire any Subsidiaries;

(q)	No change of business structure: not change the nature, organisation and conduct of its business or carry on any business other than the business carried on at the date of this Agreement;

(r)
No change of legal structure: (such consent not be unreasonably withheld) ensure that none of the documents defining the constitution of that Borrower shall be materially (in the Lender’s opinion) altered in any manner whatsoever;

(s)
No Security Interest on assets: other than Permitted Security Interests, not allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the prior written consent of the Lender;

(t)
No change of control: ensure that (i) no change shall be made directly or indirectly in the ownership, beneficial ownership, control or management of any of the Borrowers and the Corporate Guarantor or any share therein, or any of the Ships, as a result of which the ultimate legal and beneficial ownership of the Beneficial Shareholder(s) disclosed to the Lender at the signing of this Agreement is materially changed, but so far as the Corporate Guarantor is concerned, the result of any such change would be that the control in the Corporate Guarantor ceases to remain in the Beneficial Shareholder(s) disclosed to the Lender before signing of this Agreement, provided, however, that such ‘control’ (as defined in Clause 1.4 (Construction of certain terms) of the Loan Agreement) of each of the Borrowers and Corporate Guarantor will remain with such Beneficial Shareholder(s) throughout the remainder of the Security Period and (ii) Mr. Petros Panagiotidis remains among the indirect shareholders and Chairman and Chief Executive Officer of the Corporate Guarantor; and

(u)	No Master Agreement Derivatives: not enter into any transaction in a derivative of any description whatsoever.

8.3	Undertakings concerning the Ships

Each of the Borrowers, jointly and severally with the other Borrowers, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)
Conveyance on default: where a Ship is (or is to be) sold in exercise of any power conferred on the Lender, execute, forthwith upon request by the Lender, such form of conveyance of that Ship as the Lender may require;

(b)
Mortgage: execute, and procure the registration of the relevant Mortgage over each Ship under the laws and flag of the Approved Flag State immediately upon the drawdown of the Loan on the Drawdown Date;

(c)	Chartering: not let or agree its Ship to be let:

(i)	on demise charter for any period; or

(ii)	without the prior written consent of the Lender (such consent not to be unreasonably withheld) by any Assignable Charterparty; or

(iii)	on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

(iv)	otherwise than on bona fide arm’s length terms at the time when its Ship is fixed; or

(v)	under any pooling or sharing agreement in respect thereof on terms whereby any and all the Earnings of any Ship are pooled or shared with any other person;

(d)	Laid-up: not de-activate or lay up its Ship;

(e)
No amendment to Assignable Charterparty: not waive or fail to enforce, any Assignable Charterparty to which it is a party or any of its provisions, and will promptly notify the Lender of any material amendment or supplement to any Assignable Charterparty;

(f)	Approved Manager: not without the prior written consent of the Lender (such consent not to be unreasonably withheld) agree or appoint a manager of any Ship other than the Approved Managers;

(g)
Ownership/Management/Control:  ensure that each Ship will be registered on the Drawdown Date in the ownership of the Owner thereof under the laws of the Approved Flag State and thereafter ensure that each Ship will maintain her registration, ownership, management, control and beneficial ownership;

(h)
Class: ensure that each Ship will remain in class free of overdue recommendations or average damage affecting class or permitted by the Classification Society and provide the Lender on demand with copies of all class and trading certificates of each Ship;

(i)
Insurances: ensure that all Insurances (as defined in the relevant Mortgage/General Assignment) of each Ship is maintained and comply with all insurance requirements specified in this Agreement and in the relevant Mortgage and in case of failure to maintain any Ship so insured, authorise the Lender (and such authorisation is hereby expressly given to the Lender) to have the right but not the obligation to effect such Insurances on behalf of the Owner (and in case that any Ship remains in port for an extended period) to effect port risks insurances at the cost of the Borrowers which, if paid by the Lender, shall be Expenses; the Lender shall be entitled to obtain once per year at Borrowers’ expense an opinion from insurance consultants (appointed by the Lender at the Borrowers’ expense) as to the adequacy of the insurances effected or to be effected in respect of each Ship, Provided that (i) if an Event of Default has occurred and is continuing or (ii) if there has been any  change in the insurance placement within such year or (iii) if there has been a Material Adverse Change of the financial condition of any of the insurers of any of the Ships at the Lender’s sole opinion, the Lender shall be entitled to obtain at Borrowers’ expense such opinion from such insurance consultants at any time it deems necessary;

(j)
Transfer/Security Interests:  not without the prior written consent of the Lender agrees any Ship or any share therein to be sold or otherwise disposed of or create or agree to create or permit to subsist any Security Interest over the Ships (or any of them) (or any share or interest therein) other than Permitted Security Interests;

(k)
Not imperil Flag, Ownership, Insurances: ensure that each Ship is maintained and trades in conformity with the laws of the Approved Flag State, of its owning company or of the nationality of the officers, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of that Ship or its unencumbered (other than Security Interests in favour of the Lender and Security Interests permitted by this Agreement) ownership or its Insurances;

(l)	Mortgage Covenants: ensure that each Owner always comply with all the covenants provided for in the Mortgage registered over its Ship;

(m)	No assignment of Earnings: ensure that none of the Owners will assign or agree to assign otherwise than to the Lender the Earnings or any part thereof;

(n)	No sharing of Earnings: ensure that none of the Owners:

(i)	will enter into any agreement or arrangement for the sharing of any Earnings; and/or

(ii)
will enter into any agreement or arrangement for the postponement of any date on which any Earnings are due or the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of such Owner to any Earnings; and/or

(iii)	will enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

(o)	Assignable Charterparty: ensure and procure that in the event of its Ship being employed under an Assignable Charterparty:

(i)
execute and deliver to the Lender within fifteen (15) days of signing thereof a specific assignment of all its rights, title and interest in and to such charter and any charter guarantee in the form of a Charterparty Assignment and a notice of such assignment addressed to the relevant charterer;

(ii)
ensure (on a best effort basis) that the relevant charterer and any charter guarantor agree to acknowledge to the Lender the specific assignment of such charter and charter guarantee by executing an acknowledgement substantially in the form included in the relevant Charterparty Assignment;

(iii)
in the case where such charter is a demise charter, the relevant charterer to undertake to the Lender (1) to comply with all of that Borrower’s undertakings with regard to the employment, insurances, operation, repairs and maintenance of its Ship contained in this Agreement, the relevant Mortgage and the relevant General Assignment and (2) to provide (inter alia) an assignment of its interest in the insurances of its Ship in the form of a tripartite agreement in form and substance acceptable to the Lender, to be made between the Lender, that Borrower and such charterer;

(p)
No freight derivatives: not enter into or agree to enter into any freight derivatives or any other instruments which have the effect of hedging forward exposures to freight derivatives without the Lender’s consent;

(q)
Ships’ inspection: permit the Lender (i) by surveyors or other persons appointed by it on its behalf to board its Ship (and, subject to no Event of Default having occurred and being continuing, no more than once a year (but in any event without interfering with the ordinary trading of its Ship) for the purpose of inspecting her condition or for the purpose of satisfying itself with regard to proposed or executed repairs and to afford all proper facilities for such inspections and (ii) at any time by financial or insurance advisors or other persons appointed by the Lender to review the operating and insurance records of its Ship and the Owner thereof and the costs (as supported by vouchers) of any and all such valuations shall be borne by the Borrowers;

(r)	Trading: use its Ship only for civil merchant trading;

(s)	Compliance with ISM Code: procure that each Approved Manager and any Operator will:

(i)
comply with and ensure that the Ships and any Operator by no later than the Drawdown Date complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(ii)	immediately inform the Lender if there is any threatened or actual withdrawal of any Owner, any Approved Manager’s or an Operator’s DOC or the SMC in respect of any Ship; and

(iii)
promptly inform the Lender upon the issue to the relevant Owner, any Approved Manager or any Operator of a DOC and to a Ship of an SMC or the receipt by any Owner, any Approved Manager or any Operator of notification that its application for the same has been realised;

(t)	Compliance with ISPS Code: procure that the Approved Managers or any Operator will:

(i)	maintain at all times a valid and current ISSC in respect of the relevant Ship;

(ii)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the relevant Ship; and

(iii)	procure that the relevant Ship will comply at all times with the ISPS Code;

(u)
Maintenance of legal and beneficial interest in the Ships:  hold the legal title to, and own the entire beneficial interest in its Ship, its Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents;

(v)
Compliance with Environmental Laws: comply with all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of such Borrower obtain and comply with, all Environmental Approvals and to notify the Lender forthwith:

(i)	of any Environmental Claim made against any of the Ships and/or their respective Owners; and

(ii)
upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Lender advised in writing of the relevant Owner’s response to such Environmental Claim on such regular basis and in such detail as the Lender shall require; and

(w)
War Risk Insurance cover: in the event of hostilities in any part of the world (whether war is declared or not), it will not cause or permit its Ship to enter or trade to any zone which is declared a war zone by any government or by its Ship’s war risks insurers unless the prior written consent of the Lender has been given and the relevant Owner has (at its expense) effected any special, additional or modified insurance cover which the Lender may approve or require.

8.4	Validity of Securities - Earnings - Taxes etc.

Each of the Borrowers, jointly and severally with the other Borrowers, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)
Validity: ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Finance Documents are maintained in full force and effect and/or appropriately taken;

(b)
Earnings: ensure and procure that, unless and until directed by the Lender otherwise (i) all the Earnings of its Ship shall be paid to its Operating Account and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to the said Operating Account or to such account in the name of that Borrower as shall be from time to time determined by the Lender in accordance with the provisions hereof and of the relevant Security Documents;

(c)
Taxes:  pay all Taxes, assessments and other governmental charges imposed on the Borrowers (or any of them) when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail;

(d)
Additional Documents: from time to time and within fifteen (15) days after the request of the Lender, execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as shall be deemed desirable at the reasonable discretion of the Lender for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Lender under any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto and in case that any conditions precedent (with the Lender’s consent) have not been fulfilled prior to the Drawdown Date, such conditions shall be complied with within fifteen (15) Business Days after the Lender’s written request (unless the Lender agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default.

8.5	Secured Value to Security Requirement ratio - Valuation of the Ships

(a)
Security shortfall - Additional Security: If at any time during the Security Period, the Security Value shall be less than the Security Requirement, the Lender may give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers shall (unless the sole cause of such deficiency is the Total Loss of the relevant Ship and the Owner thereof in full compliance with its obligations in relation to such Total Loss) either:

(i)
prepay (in accordance with Clause 4.2 (Voluntary prepayment) (but without regard to the requirement for five (5) days’ notice) within a period of thirty (30) days of the date of receipt by the Borrowers of the Lender’s said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being at least equal to the Security Value; or

(ii)
within thirty (30) days of the date of receipt by the Borrowers of the Lender’s said notice constitute to the satisfaction of the Lender such further security for the Loan as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date. Such additional security shall be constituted by:

aa)	additional pledged cash deposits in favor of the Lender in an amount equal to such shortfall with the Lender and in an account and manner to be determined by the Lender; and/or

bb)	any other security acceptable to the Lender at its absolute discretion to be provided in a manner determined by the Lender.

The provisions of Clauses 4.3 (Compulsory Prepayment in case of Total Loss or sale of a Ship) and 4.5 (Amounts payable on prepayment) shall apply to prepayments under Clause 8.5(a)(i).

(b)
Valuation of Ships: Each of the Ships shall, for the purposes of this Clause 8.5, be valued in Dollars at least once a year and at any time that the Lender may reasonably require by one (1) Approved Shipbroker appointed by, or acceptable to the Lender, (such valuation to be addressed to the Lender and made without, unless required by the Lender, physical inspection, and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, without taking into account the benefit of any Assignable Charterparty or other engagement concerning the relevant Ship, as may be applicable. The Lender and the Borrowers agree to accept the valuation made by the Approved Shipbroker appointed as aforesaid as conclusive evidence of the Market Value of the relevant Ship at the date of such valuation and that such valuation shall constitute the Market Value of the relevant Ship for the purposes of this Clause 8.5.

The value of the relevant Ship determined in accordance with the provisions of this Clause 8.5 shall be binding upon the Borrowers and the Lender until such time as any further such valuations shall be obtained.

(c)
Information: The Borrowers undertake to the Lender to provide the Lender and any such Approved Shipbrokers such information concerning the relevant Ship and its condition as such Approved Shipbrokers may reasonably require for the purpose of making any such valuation.

(d)
Costs: All costs in connection with the Lender obtaining any valuation of each of the Ships referred to in Clause 8.5(b) (Valuation of Ships), and any valuation of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to Clause 8.5(a)(ii) and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause 8.5 shall be borne by the Borrowers.

(e)
Valuation of additional security: For the purpose of this Clause 8.5, the market value of any additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion without any necessity for the Lender assigning any reason thereto and if such security consists of a vessel shall be that shown by a valuation complying with the requirements of Clause 8.5(b) (Valuation of Ships) (whereas the costs shall be borne by the Borrowers in accordance with Clause 8.5(d) (Costs)) or if the additional security is in the form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis.

(f)
Documents and evidence: In connection with any additional security provided in accordance with this Clause 8.5, the Lender shall be entitled to receive such evidence and documents of the kind referred to in Clause 7.1 (Conditions precedent to the execution of this Agreement) as may in the Lender’s opinion be appropriate and such favourable legal opinions as the Lender shall in its absolute discretion require.

8.6	Sanctions

(a)
Without limiting Clause 8.7 (Compliance with laws etc.), each of the Borrowers hereby undertakes with the Lender that, from the date of this Agreement and until the date that the Outstanding Indebtedness is paid in full, it shall ensure that none of the Ships:

(i)	will be used by or for the benefit of a Sanctions Restricted Person contrary to Sanctions; and/or

(ii)	will be used in trading in any Sanctions Restricted Jurisdiction or in any manner contrary to Sanctions; and/or

(iii)	will be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances.

(b)	Each Borrower shall:

(i)
not directly or to its knowledge (after reasonable enquiry) indirectly use or permit to be used all or any part of the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds directly or to its knowledge (after reasonable enquiry) indirectly, to any person or entity (i) to finance or facilitate any activity or transaction of or with any Sanctions Restricted Person contrary to Sanctions or in any Sanctions Restricted Jurisdiction, or (ii) in any other manner that would result in a violation of any Sanctions by any Party;

(ii)
shall not fund all or part of any payment under the Loan out of proceeds derived directly or to its knowledge (after reasonable enquiry) indirectly from any activity or transaction with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction or which would otherwise cause any party to be in breach of any Sanctions; and

(iii)
procure that no proceeds to its knowledge (after reasonable enquiry) from activities or business with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction are credited to any of the Accounts.

8.7	Compliance with laws etc.

Each of the Borrowers shall:

(a)	comply, or procure compliance with all applicable laws or regulations by the relevant Security Party:

(i)	relating to its respective business generally; and

(ii)
relating to its Ship, its ownership, employment, operation, management and registration including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws and the laws of the Approved Flag State; and

(iii)	all applicable Sanctions;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and

(c)
without limiting paragraph (a) above, not employ its Ship nor allow its employment, operation or management in any manner contrary to any law or regulation including, but not limited to, the ISM Code, the ISPS Code and all Environmental Laws which has or is likely to have a Material Adverse Effect on any of the Security Parties.

8.8	Financial covenants-Compliance Certificate

(a)	Financial covenants-Compliance Certificate: the Borrowers will ensure that:

(i)
for the duration of the Security Period, the Corporate Guarantor’s consolidated financial position, based on the most recent Accounting Information to comply with the financial covenants set out below:

aa)
Corporate Liquidity: ensure that throughout the remainder of the Security Period, the Corporate Liquidity of the Corporate Guarantor’s maintained with the Lending Office οr other financial institutions at any relevant time in unencumbered accounts will be, at the end of any Accounting Period, in an amount not less than Dollars Five hundred thousand ($500,000) per Fleet Vessel; (for clarification purposes, the Pledged Deposit and any cash held in debt service reserve accounts and retention accounts and any Marketable Securities (if any) shall be taken into account in the calculation and testing of this covenant); and

bb)	Corporate Leverage Ratio: the Corporate Leverage Ratio of the Corporate Guarantor, at the end of any Accounting Period, not higher than 0.70:1.0; and

(ii)
Compliance Certificate: a Compliance Certificate for each Accounting Period of the Corporate Guarantor, is delivered to the Lender at twelve-month intervals commencing on 31 December, 2025 by the Borrowers within 180 days after the end of the respective Accounting Period, duly completed and supported by calculations setting out in reasonable detail the materials underling the statements made in such Compliance Certificate.

The Corporate Liquidity and the Corporate Leverage Ratio to be tested and confirmed to the Lender on each Financial Testing Day starting from 31st December, 2025 on the basis of the annual audited Financial Statements and the Compliance Certificate to be delivered to the Lender as per Clause 8.1(f) (Financial statements-Compliance Certificate).

(b)
Construction: The expressions used in this Clause 8.8 shall be construed in accordance with law and accounting principles internationally accepted as used in the Accounting Information produced in accordance with Clause 8.1(f) (Financial statements-Compliance Certificate).

(c)	Definitions: For the purposes of this Agreement:

“Accounting Information” means the annual audited consolidated financial statements of the Corporate Guarantor and the interim semi-annual un-audited financial statements of the Corporate Guarantor, to be provided by the Borrowers to the Lender in accordance with Clause 8.1(f) (Financial Statements-Compliance Certificate);

“Accounting Period” means each Financial Year falling during the Security Period for which the Accounting Information is required to be delivered to the Lender pursuant to Clause 8.1(f) (Financial Statements-Compliance Certificate);

“Cash” and “Cash Equivalents” means, at any relevant time, the aggregate of cash in hand or on deposit with any prime international bank and any Marketable Securities;

“Corporate Leverage Ratio” means, in respect of an Accounting Period, the ratio of the Total Debt (after deducting all Cash and Cash Equivalents and restricted cash) to the aggregate Total Assets provided however that the Fleet Vessels included in Total Assets should be adjusted to their market values which shall be valued by an Approved Shipbroker;

“Corporate Liquidity” in relation to the Corporate Guarantor means, in respect of an Accounting Period, the sum of Cash and Cash Equivalents and any Marketable Securities;

“Financial Testing Day” means the Testing Day on which the Corporate Leverage Ratio of the Corporate Guarantor shall be tested as provided in this Clause 8.8 (together, the “Financial Semester Testing Days”);

“Fleet Market Value” means, as of the date of calculation, the aggregate market value of all the Fleet Vessels as determined in accordance with the provisions (mutatis-mutandis) of Clause 8.5(b) (Valuation of Vessel) of this Agreement;

“Fleet Vessels” means, together, all of the vessels  (including, but not limited to, the Vessel) from time to time wholly owned or leased by members of the Corporate Guarantor which, at the relevant time, are included within the Total Assets of the Corporate Guarantor in the balance sheet of the Accounting Information (each a “Fleet Vessel”);

“Marketable Securities” means, money market instruments (such as, but not limited to, commercial paper and Treasury bills), equity securities, and investment-grade debt securities that are listed on a recognized stock exchange, provided that such securities are freely transferable and not subject to any lock-up, restriction, or Security Interest;

“Total Assets” means, in respect of an Accounting Period, the aggregate, on a consolidated basis, value of all market adjusted assets of the Corporate Guarantor included in the Accounting Information in accordance with IFRS or US GAAP; and

“Total Debt” means, in respect of an Accounting Period, the aggregate, on a consolidated basis, of the Corporate Guarantor of all short term interest bearing bank debt included in the financial statements of the Corporate Guarantor under current liabilities plus the long term interest bearing bank debt.

8.9	Covenants for the Securities Parties

Each of the Borrowers, jointly and severally with the other Borrowers, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will ensure and procure that all other Security Parties and each of them duly and punctually comply, with the covenants in Clauses 8.1 (General), 8.3 (Undertakings concerning the Ships), 8.4 (Validity of Securities - Earnings - Taxes etc.), 8.5 (Secured Value to Security Requirement ratio - Valuation of the Ships), 8.6 (Sanctions) and 8.7 (Compliance with laws etc.) which are applicable to them mutatis mutandis.

8.10	Know your customer and money laundering compliance

Each of the Borrowers, jointly and severally with the other Borrowers, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will provide the Lender, or procure the provision of, such documentation and other evidence as the Lender shall from time to time require, based on applicable law and regulations from time to time and the Lender’s own internal guidelines from time to time to identify the each of the Borrowers and the other Security Parties, including the disclosure in writing of the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement in order for the Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

9.	EVENTS OF DEFAULT

9.1	Events

There shall be an Event of Default if:

(a)
Non‑payment: any Security Party fails to pay any sum payable by it under any of the Finance Documents at the time, in the currency and in the manner stipulated in the Finance Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within five (5) Business Days of demand and other sums due shall be treated as having been paid at the stipulated time if paid within two (2) Business Days of its falling due); or

(b)
Breach of Insurance and certain other obligations: any of the Borrowers fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Finance Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis‑statement in any proposal for the Insurances or for any other failure or default on the part of the Borrowers or the Borrowers commit any material breach of or omit to observe any of the obligations or undertakings expressed to be assumed by them under Clause 8 (Undertakings); or

(c)
Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Finance Documents (other than those referred to in Clauses 9.1(a) (Non‑payment) and 9.1(b) (Breach of Insurance and certain other obligations) above) and, in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within fifteen (15) days of the Lender notifying in writing the relevant Security Party of such default and of such required action; or

(d)
Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Finance Documents or in any notice, certificate or statement referred to in or delivered under any of the Finance Documents is or proves to have been incorrect or misleading in any material respect; or

(e)
Cross‑default: any Financial Indebtedness (other than under the Finance Documents) of any of the Borrowers (up to an amount exceeding Five hundred thousand Dollars ($500,000) and the Corporate Guarantor (up to an amount exceeding Four million Dollars ($4,000,000) is not paid when due (unless contested in good faith) or any Financial Indebtedness (other than under the Finance Documents) of any of the Borrowers and the Corporate Guarantor becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by that Borrower or the Corporate Guarantor of a voluntary right of prepayment), or the Lender becomes entitled to declare any such Financial Indebtedness due and payable or any facility or commitment available to any of the Borrowers and the Corporate Guarantor relating to such Financial Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned, unless the relevant Security Party shall have satisfied the Lender that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party’s ability to pay its debts as they fall due, or any guarantee given by any of the Borrowers and the Corporate Guarantor in respect of such Financial Indebtedness is not honoured when due and called upon; or

(f)
Legal process: any judgment or order made or commenced in good faith by a person against any of the Borrowers and the Corporate Guarantor is not stayed or complied with within thirty (30) days or a good faith creditor attaches or takes possession of, or a distress, execution, sequestration or other bonafide process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any of the Borrowers and the Corporate Guarantor and is not discharged, or bail is lodged in respect thereof, within thirty (30) days within; or

(g)
Insolvency: any Security Party becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

(h)	Reduction or loss of capital: a meeting is convened by any of the Borrowers for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

(i)
Winding up: any petition is presented or other step is taken for the purpose of winding up any Security Party or an order is made or resolution passed for the winding up of any Security Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

(j)
Administration: any bonafide petition is presented or other step is taken for the purpose of the appointment of an administrator of any Security Party or the Lender believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or

(k)
Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Security Interest over all or any part of the assets of any such Security Party; or

(l)
Compositions: any steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors provided, however, that if the Borrowers are able to provide such evidence as is satisfactory in all respects to the Lender that such rescheduling will not relate to any payment default or anticipated default the same shall not constitute an Event of Default; or

(m)
Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in Clauses 9.1(f) (Legal process) to (l) (Compositions) (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation and, in respect of any such event which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within thirty(30) days of the Lender notifying in writing the relevant Security Party of such required action; or

(n)	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

(o)
Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; and the respective Security Party fails to procure for its release within a period of  sixty (60) days; or

(p)
Consents:  any consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise or otherwise in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement and/or any of the other Security Documents or the performance by the Security Parties of their respective obligations under this Agreement and/or any of the other Finance Documents is modified in a manner unacceptable to the Mortgagee, acting reasonably and in good faith and only to the extent it materially affects the performance by the Security Parties of their respective obligations under this Agreement and/or any of the other Finance Documents, or is not granted or is revoked,  or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

(q)
Invalidity: any of the Finance Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Finance Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

(r)
Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Finance Documents or for the Lender to exercise the rights or any of them vested in it under any of the Finance Documents or otherwise; or

(s)	Repudiation: any Security Party repudiates any of the Finance Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Finance Documents; or

(t)
Security Interests enforceable: any Security Interest (other than Permitted Security Interest) in respect of any of the property (or part thereof) which is the subject of any of the Finance Documents becomes enforceable; or

(u)
Arrest: any of the Ships is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of its Owner and such Owner shall fail to procure the release of that Ship within a period of thirty (30) days thereafter; or

(v)
Registration:  the registration of any of the Ships under the laws and flag of the relevant Approved Flag State is cancelled or terminated without the prior written consent of the Lender and the Owner shall not have register that Ship under an Approved Flag within thirty (30) days of the date of such cancellation or termination, or if the relevant Ship is only provisionally registered on the Drawdown Date and is not permanently registered under the laws and flag of the Approved Flag State at least thirty (30) days prior to the deadline for completing such permanent registration; or

(w)
Unrest: the Approved Flag State of a Ship becomes involved in hostilities or civil war or there is a seizure of power in such Approved Flag State by unconstitutional means if, in any such case, (a) such event could in the opinion of the Lender reasonably be expected to have a Material Adverse Effect on the security constituted by any of the Finance Documents and (b) the relevant Owner has failed within thirty (30) days from receiving notice from the Lender to this effect (which notice shall have been sent following consultation with the Borrowers) to (i) delete the relevant Ship from its Approved Flag State and (ii) re-register the relevant Ship under another Approved Flag State approved by the Lender in its sole discretion through a relevant Registry, in each case, at the Borrowers’ cost and expense; or

(x)
Environment: any Borrower or any other Security Party or any Approved Manager fails to comply with any Environmental Law or any Environmental Approval or any of the Ships is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non-compliance or incident or the consequences thereof could (in the reasonable opinion of the Lender) be expected to have a material adverse change as described hereinbelow under paragraph (u); or

(y)
Change of control :  there has been a change of control directly or indirectly in the Borrowers (or any of them) or any share therein or of any Ship or of the Corporate Guarantor as a result of which any of the Borrowers and the Corporate Guarantor ceases to remain in the control of the Beneficial Shareholders disclosed to the Lender prior to the date of this Agreement or any Ship ceases to remain 100% owned by the Owner thereof; or

(z)
Change of Management: any Ship ceases to be managed by any Approved Manager (for any reason other than the reason of a Total Loss or sale of that Ship) without the approval of the Lender and the Owner thereof fails to appoint another Approved Manager prior to the termination of the mandate with the previous Approved Manager; or

(aa)	Deviation of Earnings: any Earnings of any of the Ships are not paid to the relevant Operating Account for any reason whatsoever (other than with the Lender’s prior written consent); or

(bb)	Operating Account: any monies are withdrawn from the Operating Accounts (or any of them) other than in accordance with Clauses 8.4(b) (Earnings) and 13 (Operating Accounts); or

(cc)
Material events: any other event or events (whether related or not) occurs or circumstance arises which constitutes a Material Adverse Change, from the position applicable as at the date of this Agreement, in the business, affairs or financial condition of any Security Party (including any such material adverse change resulting from an Environmental Incident) the effect of which is likely, in the  opinion of the Lender, to impair, delay or prevent the due fulfilment by any Security Party of any of its respective obligations or undertakings contained in this Loan Agreement or any of the other Finance Documents and/or materially and adversely to affect the security created by any of the Finance Documents; or

(dd)	Finance Documents: any other event of default (as howsoever described or defined therein) occurs under the Finance Documents (or any of them).

9.2	Consequences of Event of Default – Acceleration

The Lender may without prejudice to any other rights of the Lender (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default and whilst same is continuing:

(a)
by notice to the Borrowers declare that the obligation of the Lender to make the Commitment (or any part thereof) available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

(b)
by notice to the Borrowers declare that the Loan and all interest accrued and all other sums payable under the Finance Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Lender which are expressly waived by the Borrowers; and/or

(c)
put into force and exercise all or any of the rights, powers and remedies possessed by the Lender under this Agreement and/or under any other Finance Document and/or as mortgagee of each of the Ships, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) of the assets charged or assigned to it under the Finance Documents or otherwise (whether at law, by virtue of any of the Finance Documents or otherwise);

9.3	Multiple notices; action without notice

The Lender may serve notices under sub-Clauses (a) and (b) of Clause 9.2 (Consequences of Event of Default – Acceleration) simultaneously or on different dates and it may take any action referred to in that Clause (whether such notice is served or not) or simultaneously with or at any time after service of both or either of such notices, it being understood and agreed that the non-service of a notice in respect of an Event of Default hereunder, or under any of the Finance Documents (whether known to the Lender or not), shall not be construed to mean that the Event of Default shall cease to exist and bring about its lawful consequences.

9.4	Demand basis

If, pursuant to Clause 9.2(b), the Lender declares the Loan to be due and payable on demand, the Lender may by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

9.5	Proof of Event of Default

It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time beyond the relevant due date and (ii) the occurrence of this (non-payment) shall be proved conclusively by a mere written statement of the Lender (in the absence of manifest error and in absence of willful misconduct).

9.6	Exclusion of Lender’s liability

Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrowers or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of an Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such an Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct or gross negligence of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

10.	INDEMNITIES - EXPENSES – FEES

10.1	Miscellaneous indemnities

The Borrowers shall on demand (and it is hereby expressly undertaken by the Borrowers to) indemnify the Lender, without prejudice to any of the other rights of the Lender under any of the Finance Documents, against any loss (including loss of the Applicable Margin and any Break Costs) or expense which the Lender shall certify as sustained or incurred as a consequence of:

(a)	any default in payment by any of the Security Parties of any sum under any of the Finance Documents when due;

(b)	the occurrence of any Event of Default which is continuing;

(c)
any prepayment of the Loan or part thereof being made under Clauses 4.2 (Voluntary Prepayment) and 4.3 (Compulsory Prepayment in case of Total Loss or sale of a Ship), 8.5(a) (Security shortfall-Additional Security), Clause 12.1 (Unlawfulness) or Clause 12.5 (Option to prepay) or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

(d)
the Commitment not being advanced for any reason (excluding any default by the Lender and any reason specified in Clauses 3.6 (Market disruption), 4.3(a) (Total Loss of a Mortgaged Ship) or 12.1 (Unlawfulness) after the Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

(e)
The Borrowers shall fully indemnify the Lender on its demand, without prejudice to any of its other rights under any of the Finance Documents, in respect of all claims, liabilities, losses or other Expenses which may be made or brought against or sustained or incurred by the Lender, in any country, as a result of or in connection with:

(i)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document; or

(ii)	acting or relying on any notice, request or instruction which the Lender reasonably believes to be genuine, correct and appropriately authorised,

other than claims, liabilities, losses or other Expenses, which are shown to have been directly and principally caused by the willful misconduct or gross negligence of the officers or employees of the Lender.

Without prejudice to its generality, this Clause 10.1 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law and any Sanctions.

10.2	Expenses

The Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) pay to the Lender on demand:

(a)
Initial and Amendment expenses:  all expenses (including reasonable legal, printing and out-of-pocket expenses) reasonably incurred by the Lender in connection with the negotiation, preparation and execution of this Agreement and the other Finance Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Finance Documents and/or in connection with any proposal by the Borrowers to constitute additional security pursuant to Clause 8.5(a) (Security shortfall - Additional Security), whether any such security shall in fact be constituted or not;

(b)
Enforcement expenses:  all expenses (including reasonable legal and out-of-pocket expenses) incurred by the Lender in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Finance Documents, or otherwise in respect of the monies owing under this Agreement and/or any of the other Finance Documents or the contemplation or preparation of the above, whether they have been effected or not;

(c)
Legal costs:  the legal costs of the Lender’s appointed lawyers, in respect of the preparation of this Agreement and the other Finance Documents as well as the legal costs of the foreign lawyers (if these are available) in respect of the registration of the Finance Documents or any search or opinion given to the Lender in respect of the Security Parties or the Ships or the Finance Documents. The said legal costs shall be due and payable on the Drawdown Date; and

(d)	Other expenses: any and all other Expenses.

10.3	Break Costs

If as a consequence of receipt or recovery of all or any part of the Loan (a “Payment”) on a day other than the last day of an Interest Period applicable to the sum received or recovered the Lender has or will, with effect from a specified date, incur Break Costs:

(a)	the Lender shall promptly notify the Borrowers;

(b)	the Borrowers shall, within five Business Days of the Lender’s demand, pay to the Lender the amount of such Break Costs; and

(c)
the Lender shall, as soon as reasonably practicable (and in any event within five (5) Business Days, following a request by the Borrowers, provide a certificate confirming the amount of the Lender’s Break Costs for the Interest Period in which they accrue, such certificate to be, in the absence of manifest error, conclusive and binding on the Borrowers.

In this Clause 10.3, “Break Costs” means, in relation to a Payment the amount (if any) by which:

(i)
the interest (excluding the Applicable Margin) which the Lender, should have received in accordance with Clause 3 (Interest) in respect of the sum received or recovered from the date of receipt or recovery of such Payment to the last day of the then current Interest Period applicable to the sum received or recovered had such Payment been made on the last day of such Interest Period;

exceeds

(ii)
the amount which the Lender, would be able to obtain by placing an amount equal to such Payment on deposit with a leading bank for a period commencing on the Business Day following receipt or recovery of such Payment (as the case may be) and ending on the last day of the then current Interest Period applicable to the sum received or recovered.

10.4	Value Added Tax

All fees and expenses payable pursuant to this Clause 10 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

10.5	Stamp duty etc.

The Borrowers shall pay any and all stamp, registration and similar taxes or charges (including those payable by the Lender) imposed by governmental authorities in relation to this Agreement and any of the other Finance Documents, and shall indemnify the Lender against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrowers to pay such stamp taxes or charges.

10.6	Environmental Indemnity

The Borrowers shall indemnify the Lender on demand and hold the Lender harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Lender if such Environmental Claim would not have been, or been capable of being, made or asserted against the Lender if it had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents.

10.7	Currency Indemnity

If any sum due from the Borrowers under any of the Finance Documents or any order or judgement given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Finance Document or under such order or judgement into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Borrowers or any other Security Party, as the case may be or (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any of the Finance Documents, the Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) indemnify and hold harmless the Lender from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. The term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

10.8	Central Bank or European Central Bank reserve requirements indemnity

The Borrowers shall on demand promptly indemnify the Lender against any cost incurred or loss suffered by the Lender as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or deposits obtained by it to fund the whole or part of the Loan and to the extent such cost or loss is not recoverable by such Lender under Clause 12.2 (Increased cost).

10.9	Maintenance of the Indemnities

The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrowers or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Lender and any sum due from the Borrowers under this Clause 10 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto.

10.10	MII costs

The Borrowers shall reimburse the Lender on demand for any and all costs incurred by the Lender (as conclusively certified by the Lender) in effecting and keeping effected (a) a Mortgagee’s Interest Insurance (herein “MII”), which the Lender may at any time effect for an amount equal to 120% of the Loan and on such terms and with such insurers as shall from time to time be determined by the Lender, provided, however, that the Lender shall in its absolute discretion appoint and instruct in respect of any such MII the insurance brokers in respect of such Insurance and provided, further, that in the event that the Lender effects any such Insurance on the basis of any mortgagee’s open cover, the Borrowers shall pay on demand to the Lender its proportion of premium due in respect of the Ship(s) for which such insurance cover has been effected by the Lender, and any certificate of the Lender in respect of any such premium due by the Borrowers shall (save for manifest error) be conclusive and binding upon the Borrowers.

10.11	Communications Indemnity

It is hereby agreed in connection with communications that:

(a)
Express authority is hereby given by the Borrowers to the Lender to accept all tested or untested communications given by electronic mail or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Lender relating to such communications including, without limitation (if so required by the Lender), the obligation to confirm such communications by letter.

(b)
The Borrowers shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the electronic address mentioned in Clause 17.1 (Notices) or any other electronic address usually used by it or its managing company and are duly signed or in case of emails are duly sent by the person appearing to be sending such notice, request, instruction or other communication.

(c)
The Borrowers hereby assume full responsibility for the execution of the said notices, requests, instructions or communications and promise and recognise that the Lender shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrowers to indemnify in full the Lender from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Lender may suffer, incur or sustain by reason of the Lender following such notices, requests, instructions or communications.

(d)
With regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile or electronic mail), the risk of equipment malfunction, including, without limitation, paper shortage, transmission errors, omissions and distortions is assumed fully and accepted by the Borrowers, unless caused by the Lender’s gross negligence or willful misconduct.

(e)
The risks of misunderstandings and errors resulting from notices, requests, instructions or communications being given as mentioned above, are for the Borrowers and the Lender will be indemnified in full pursuant to this Clause save in case of Lender’s gross misconduct.

(f)
The Lender shall have the right to ask the Borrowers to furnish any information the Lender may require to establish the authority of any person purporting to act on behalf of the Borrowers for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Lender to do so.  The Lender shall be fully protected in, and the Lender shall incur no liability to the Borrowers for acting upon the said notices, requests, instructions or communications which were believed by the Lender in good faith to have been given by the Borrowers or by any of its authorised representative(s).

(g)
It is undertaken by the Borrowers to use its best endeavours to safeguard the function and the security of the electronic and mechanical appliance(s), as well as the code word list, if any, and to take adequate precautions to protect such code word list from loss and to prevent its terms becoming known to any persons not directly concerned with its use.  The Borrowers shall hold the Lender harmless and indemnified from all claims, losses, damages and expenses which the Lender may incur by reason of the failure of the Borrowers to comply with the obligations under this Clause 10.11.

10.12	Electronic communication

Any communication from the Lender made by electronic means will be sent unsecured and without electronic signature, however, the Borrowers may request the Lender at any time in writing to change the method of electronic communication from unsecured to secured electronic mail communication.

(a)
The Borrowers hereby acknowledge and accept the risks associated with the use of unsecured electronic mail communication including, without limitation, risk of delay, loss of data, confidentiality breach, forgery, falsification and malicious software.  The Lender shall not be liable in any way for any loss or damage or any other disadvantage suffered by the Borrowers resulting from such unsecured electronic mail communication.

(b)
If the Borrowers (or any of them) or any other Security Party wish to cease all electronic communication, they shall give written notice to the Lender accordingly after receipt of which notice the Parties shall cease all electronic communication.

(c)	For as long as electronic communication is an accepted form of communication, the Parties shall:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their respective addresses or any other such information supplied to them; and

(iii)
in case electronic communication is sent to recipients with the domain <@castorships.com>, the parties shall without undue delay inform each other if there are changes to the said domain or if electronic communication shall thereafter be sent to individual e-mail addresses.

10.13	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

10.14	FATCA status

(a)	Subject to Clause 10.14(c) below, each party shall, within ten Business Days of a reasonable request by another party:

(i)	confirm to that other party whether it is:

(aa)	a FATCA Exempt Party; or

(bb)	not a FATCA Exempt Party; and

(ii)
supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party’s compliance with FATCA.

(b)
If a party confirms to another party pursuant to Clause 10.14(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)	Clause 10.14(a)(i) above shall not oblige the Lenders or the Lender to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of the relevant Lender;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(d)
If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause10.14(a) above (including, for the avoidance of doubt, where Clause 10.14(c) above applies), then:

(i)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)
if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

10.15	Fees

(a)	Arrangement fee: The Borrowers shall pay to the Lender an arrangement fee in an amount equal to one per cent (1.00%) of the amount of the Loan as at the Drawdown Date payable on the date hereof.

(b)
Commitment  Fee: The Borrowers shall pay to the Lender quarterly in arrears during the period from (and including) the date of this Agreement to the earlier of (i) the last day of the Availability Period, (ii) the Drawdown Date and (iii) the date on which the Lender receives the Borrowers’ written notification that they cancel the undrawn part of the Commitment, a commitment fee at the rate of zero point seven five per cent. (0.75%) per annum (the “Commitment Fee”) on the undrawn and uncancelled amount of the Commitment.

(c)
Non-refundable: The Arrangement Fee and the Commitment Fee shall be payable by the Borrowers to the Lender irrespective of utilisation/cancellation in part or in whole of the Commitment and shall be non-refundable.

11.	SECURITY, APPLICATION, SET-OFF

11.1	Securities

As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness, the Borrowers shall ensure and procure that the Security Documents are duly executed and, where required, registered in favour of the Lender in form and substance satisfactory to the Lender at the time specified herein or otherwise as required by the Lender and ensure that such security consists, on the Drawdown Date in respect of the Loan, of the Security Documents.

11.2	Maintenance of Securities

It is hereby undertaken by the Borrowers that the Finance Documents shall both at the date of execution and delivery thereof and so long as any monies are owing and/or due under this Agreement and/or under the other Finance Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Lender enforceable in accordance with their respective terms and that they will, at the expense of the Borrowers, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

11.3	Application of receipts

(a)
Order of application:  Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or pursuant to or by virtue of any of the Finance Documents and expressed to be applicable in accordance with this Clause 11.3 shall be applied by the Lender in the following manner:

(i)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

aa)
Firstly, in or towards satisfaction of all amounts then due and payable to the Lender under the Finance Documents other than those amounts referred to at paragraphs b) and c) below (including, but without limitation, all amounts payable by the Borrowers under Clauses 11 (Indemnities- Expenses-Fees), 5.1 (Payments – No set-off or counterclaims) or 5.3 (Gross Up) of this Agreement or by the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document);

a)	Secondly, in or towards payment of any default interest then due and payable to the Lender;

bb)	Thirdly, in or towards payment of any arrears of interest (other than default interest) due and payable in respect of the Loan or any part thereof payable to the Lender under the Finance Documents;

cc)	Fourthly, in or towards satisfaction of the Loan then due and payable;

(ii)
SECOND: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrowers and the Security Parties, states in its opinion will either or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 11.3(a); and

(iii)	THIRD: the surplus (if any), after the full and complete payment of the Outstanding Indebtedness, shall be paid to the Borrowers or to any other person appearing to be entitled to it.

(b)
Notice of variation of order of application: The Lender may, by notice to the Borrowers and the Security Parties, provide, at its sole discretion, for a different order of application from that set out in Clause 11.3(a) (Order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories, without affecting the obligations of the Borrowers to the Lender.

(c)
Effect of variation notice:  The Lender may give notices under Clause 11.3(b) (Notice of variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

(d)
Insufficient balance: For the avoidance of doubt, in the event that such balance is insufficient to pay in full the whole of the Outstanding Indebtedness, the Lender shall be entitled to collect the shortfall from the Borrowers or any other person liable therefor.

(e)
Appropriation rights overridden:  This Clause 11.3 and any notice which the Lender gives under Clause 11.3(b) (Notice of variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any other Security Party.

11.4	Set off

(a)
Application of credit balances: Express authority is hereby given by each Borrower to the Lender without prejudice to any of the rights of the Lender at law, contractually or otherwise, at any time after an Event of Default has occurred and is continuing, but with notice to the Borrowers:

(i)
to apply any credit balance standing upon any account of each Borrower with any branch of the Lender (including, without limitation, the Operating Account and in whatever currency in or towards satisfaction of any sum due to the Lender from the Borrowers under this Agreement, the General Assignments and/or any of the other Finance Documents;

(ii)	in the name of each of the Borrowers and/or the Lender to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(iii)	to combine and/or consolidate all or any accounts in the name of each Borrower with the Lender; and

for that purpose:

aa)	to break, or alter the maturity of, all or any part of a deposit of the Borrowers (or any of them);

bb)	to convert or translate all or any part of a deposit or other credit balance into Dollars; and

cc)	to enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

(b)
Existing rights unaffected: The Lender shall not be obliged to exercise any right given by this Clause; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document). For all or any of the above purposes authority is hereby given to the Lender to purchase with the monies standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Lender shall notify the Borrowers forthwith upon the exercise of any right of set‑off giving full details in relation thereto.

12.	UNLAWFULNESS, INCREASED COST, BAIL-IN

12.1	Unlawfulness

If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Lender to advance the Commitment or the relevant part thereof (as the case may be) or to maintain or fund the Loan, notice shall be given promptly by the Lender to the Borrowers whereupon the Commitment shall be reduced to zero and the Borrowers shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrowers under this Agreement.

12.2	Increased Cost

As from the Drawdown Date, If the result of any change in, or in the interpretation, implementation or application of, or the introduction of, any law or any regulation of mandatory nature applicable to the Lender (whether or not having the force of law), including (without limitation) those relating to capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which the Lender allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel II Accord or the Basel III Accord or any Basel II Regulation or the Basel III Accord or any Basel III Regulation or any subsequent accord, regulation thereto as adopted and mandatorily enforceable in the European Union (or in the jurisdiction in which its principal or lending office under this Agreement is located if that were to be different) (collectively, “Capital Adequacy Law”) or compliance by the Lender with any such Capital Adequacy Law  or, is to:

(a)	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

(b)	subject the Lender to Taxes or change the basis of Taxation of the Lender with respect to any payment under any of the Finance Documents and/or

(c)	reduce the amount payable to the Lender under any of the Finance Documents; and/or

(d)
reduce the Lender’s or its holding company rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender’s obligations under any of the Finance Document; and/or

(e)
require the Lender or its holding company to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Finance Documents is required; and/or

(f)	require the Lender or its holding company to incur or sustain a loss by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes,

then  and in each case subject to Clause 12.6 (Exception):

(a)	the Lender shall notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(b)
subject to receiving five (5) Business Days prior notice,  the Borrowers shall pay to the Lender the amount, which the Lender specifies, absent manifest error, (in a certificate and supporting documents setting forth and evidencing the basis of the computation of such amount provided that such certificate includes reasonable details but not including any confidential elements of the Lender or its holding company) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, foregone return or loss whatsoever.

For the purposes of this Clause 12 “holding company” means the company or entity (if any) within the consolidated supervision of which the Lender is included and “increased costs” does not mean:

(a)	an item attributable to a change in the rate of tax on the overall net income of the Lender; or

(b)	an item covered by the indemnity for tax in Clause 10.1 or Clause 10.13 (FATCA Deduction) or by Clause 11 (set-off).

12.3	Mitigation

If circumstances arise which would result in a notification under Clause 12.1 (Unlawfulness) or Clause 12.2 (Increased Cost), then, without in any way limiting the rights of the Lender under this Clause, the Lender shall use reasonable endeavours to either (i) where permitted refrain from or act accordingly in a manner that Clause 12.2 (Increased Cost) is not triggered and/or (ii) transfer all the Lender’s obligations, liabilities and rights under this agreement and the Finance Documents to another office or financial institution not affected by the circumstances, but the Lender shall not be under any obligation to take any such action if, in its opinion, to do so would or might: (a) have an adverse effect on its business, operations or financial condition; or (b) involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

12.4	Claim for increased cost

The Lender will promptly notify the Borrowers of any intention to claim indemnification pursuant to Clause 12.2 (Increased Cost) and such notification will be a conclusive and full evidence binding on the Borrowers as to the amount of any increased cost or reduction and the method of calculating the same and the Borrowers shall be allowed to rebut such evidence by any means of evidence save for witness. A claim under Clause 12.2 (Increased Cost) may be made at any time and must be discharged by the Borrowers within seven (7) days of demand.  It shall not be a defence to a claim by the Lender under this Clause 12.3 that any increased cost or reduction could have been avoided by the Lender. Any amount due from the Borrowers under Clause 12.2 (Increased Cost) shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

12.5	Option to prepay

If any additional amounts are required to be paid by the Borrowers to the Lender by virtue of Clause 12.2 (Increased Cost), the Borrowers shall be entitled, on giving the Lender not less than fourteen (14) days prior notice in writing, to prepay (without premium or penalty) the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Repayment Date. Any such notice, once given, shall be irrevocable.

12.6	Exception

Nothing in Clause 12.2 (Increased Cost) shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject of an additional payment under Clause 5.3 (Gross Up).

12.7	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

13.	OPERATING ACCOUNTS

13.1	General

Each of the Borrowers undertakes with the Lender that it will:

(a)	on or before the Drawdown Date open its Operating Account; and

(b)
procure that all monies payable to that Borrower in respect of the Earnings of its Ship shall, unless and until the Lender directs to the contrary pursuant to the relevant General Assignment, be paid to its Operating Account, free from Security Interests and rights of set off other than those created by or under the Finance Documents and, shall be held there on trust for the Lender and shall be applied as provided in Clause 13.2 (Application of Earnings).

13.2	Application of Earnings

(a)
Subject to the terms and conditions of the Accounts Pledge Agreement no monies shall be withdrawn from the Operating Accounts save as hereinafter provided. Subject to no Event of Default having occurred and being continuing, all monies paid to the Operating Accounts (whether being Earnings or not) after discharging the costs (if any) incurred by the Lender, in collecting such monies, shall be applied by the Lender as follows:

(i)
First: in payment of any arrears of interest and principal of the Loan due and payable and any and all other sums whatsoever which from time to time become due and payable to the Lender hereunder (such sums to be paid in such order as the Lender may in its sole discretion elect);

provided, however, that the Lender shall be entitled to withdraw the required amounts from the Operating Accounts or any time deposit substitute account under the same or different designation by breaking such time deposit in order to effect payment of any amount due and payable under “First” above;

(ii)	Second: in payment of the Operating Expenses; and

(iii)
Third: any credit balance shall be, subject to the provisions of this Agreement (including dividends restriction) and the Accounts Pledge Agreement,  available to the Borrowers to be used  for any purpose not inconsistent with the Borrowers’ other obligations under this Agreement.

13.3	Interest

Any amounts for the time being standing to the credit of the Operating Account shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Operating Account. Such interest shall, provided that (a) the foregoing provisions of this Clause 13 shall have been complied with and (b) no Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) shall have occurred and is continuing, be released to the Borrowers.

13.4	Drawings from Operating Accounts

Save as provided in Clause 13.2 (Application of Earnings), none of the Borrowers shall be entitled to draw from its Operating Account while an Event of Default has occurred and is continuing.

13.5	Authorisation

For the avoidance of doubt, the Lender shall be entitled (but not obliged) at any time, and to this respect the Lender is hereby authorised by each of the Borrowers from time to time to debit the Operating Accounts, but with notice to the Borrowers, in order to discharge any amount due and payable to the Lender under the terms of this Agreement and the Security Documents or otherwise howsoever in connection with the Loan, including, without limitation, any payment of which the Lender has become entitled to demand under Clause 9.2 (Consequences of Event of Default – Acceleration).

13.6	Obligations unaffected

Nothing herein contained shall be deemed to affect:

(a)
the liability and absolute obligation of the Borrowers to pay interest on and to repay the Loan as provided in Clauses 3 (Interest) and 4 (Repayment-Prepayment) nor shall they constitute or be construed as constituting a manner of postponement thereof; or

(b)	any other liability or obligation of the Borrowers or any other Security Party under any Finance Document.

13.7	Relocation of Operating Accounts and Cash Collateral Account(s)

Each of the Borrowers, at its own costs and expenses, undertakes with the Lender to comply with or cause to be complied with any written requirement of the Lender from time to time as to the location or re-location of its Operating Account and/or the Cash Collateral Account and will from time to time enter into such documentation as the Lender may require in order to create or maintain a security interest in such Operating Account and/or the Cash Collateral Account.

13.8	Application on Event of Default

Upon the occurrence of an Event of Default which is continuing or at any time thereafter (whether or not notice of default been given to the Borrowers) the Lender shall be entitled to set off and apply all sums standing to the credit of the Operating Accounts (or any of them) and/or the Cash Collateral Account and accrued interest (if any), but with notice to the Borrowers, in the manner specified in Clause 11.3 (Application of receipts) (and express and irrevocable authority is hereby given by each of the Borrowers to the Lender so to set off by debiting its Operating Account or, as the case may be, the Cash Collateral Account accordingly by the same.

13.9	No Security Interests

The Borrowers hereby jointly and severally covenant with the Lender that the Operating Accounts and any monies therein shall not be charged, assigned, transferred or pledged nor shall there be granted by the Borrowers or suffered to arise any third party rights over or against the whole or any part of the Operating Accounts (or any of them) other than in favour of the Lender as promised herein and in the General Assignments.

13.10	Operation of Operating Accounts and the Cash Collateral Account(s)

Each Operating Account and the Cash Collateral Account shall be operated by the relevant Borrower to the degree permitted by this Agreement and the relevant General Assignment in accordance with the Lender’s usual terms and conditions (full knowledge of which the Borrowers hereby acknowledges) and subject to the Lender’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Lender to the Borrowers).

13.11	Release

Upon payment in full of all principal, interest and all other amounts due to the Lender under the terms of this Agreement and the other Finance Documents, any balance then standing to the credit of any of the Operating Accounts and the Cash Collateral Account shall be released and paid to the relevant Borrower or to whomsoever else may be entitled to receive such balance.

14.	ASSIGNMENT, TRANSFER, PARTICIPATION, LENDING OFFICE

14.1	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Lender and the Borrowers and their respective successors and assigns.

14.2	No Assignment by the Borrowers and other Security Parties

Neither the Borrowers nor any other Security Parties may assign or transfer any of its rights and/or obligations under this Agreement or any of the other Finance Documents or any documents executed pursuant to this Agreement and/or the other Finance Documents.

14.3	Assignment by the Lender

The Lender may at any time without the consent of, or consultation with, the Borrowers and the other Security Parties after giving a 60 days prior written notice to the Borrowers and the Corporate Guarantor , cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents to be assigned or transferred to (i) another branch, any Subsidiary or Affiliate of, or company controlled by, the Lender, (ii) a member of the European Central Bank System, a credit institution, a financial services institution, a financial institution, an insurance company, a social security fund, a pension fund, an investment company/trust or a special purpose company established for the purposes of securitization, (iii) a capital investment company, hedge fund, financial intermediary or special purpose vehicle associated to any of them or (iii) a trust corporation, fund or other person which regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets of which are managed or serviced by the Lender (in each case an “Assignee” or a “Transferee”), provided that the Assignee or Transferee, shall deliver to the Lender such undertaking as the Lender may approve, whereby it becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Lender’s obligations under this Agreement and provided further that the liabilities of the Borrowers under this Agreement and any other Finance Document shall not be increased as a result of any such assignment or transfer and that in the event that the Borrowers’ liabilities (actual or contingent) are increased, the Borrowers shall not be liable for any such excess.

14.4	Participation

The Lender may at any time without the consent of, or consultation with, or notice to the Borrowers sub-participate all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents without the consent of, or consultation with or notice to the Borrowers and the other Security Parties, provided that the liabilities of the Borrowers under this Agreement and any other Finance Document shall not be increased as a result of any such sub-participation and that in the event that the Borrowers’ liabilities (actual or contingent) are increased, the Borrowers shall not be liable for any such excess.

14.5	Cost

Any cost of such assignment or transfer or granting sub-participation shall be for the account of the Lender and/or the Assignee, Transferee or sub-participant unless any such assignment, transfer or sub-participation is undertaken at the request of the Borrowers, in which case any cost arising therefrom shall be for the account of the Borrowers.

14.6	Documenting assignments and transfers

If the Lender assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 14.6 the Borrowers undertake, immediately on being requested to do so by the Lender, to enter at the expense of the Lender into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the Assignee, Transferee or participant all or the relevant part of the interest of the Lender in the Finance Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or assignee, transferee or participant of the Lender to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Lender, the Borrowers shall thereafter look only to the Assignee, Transferee or participant in respect of that proportion of the obligations of the Lender under this Agreement assumed by such assignee, transferee or participant. Subject to the provisions of Clause 14.3 (Assignment by the Lender), each of the Borrowers hereby expressly consents to any subsequent transfer of the rights and obligations of the Lender and undertakes that it shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Lender to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise. The cost of any such assignment shall be borne by the Lender and/or the relevant Assignee or Transferee.

14.7	Disclosure of information

The Lender may disclose to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrowers as the Lender shall consider appropriate if the Lender first procures that the relevant prospective assignee, substitute or transferee or other person (such person together with any prospective assignee, substitute or transferee being hereinafter described as the “Prospective Assignee”) shall undertake to the Lender to keep secret and confidential and shall not, without the consent of the Borrowers, disclose to any third party any of the information, reports or documents supplied by the Lender provided, however, that the Prospective Assignee shall be entitled to disclose such information, reports or documents in the following situations:

(a)	in relation to any proceedings arising out of this Agreement or the other Finance Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or

(b)	pursuant to a court order relating to discovery or otherwise; or

(c)	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or

(d)	to its auditors, legal or other professional advisers.

In addition the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated in conditions free from confidentiality, bona fide from some person other than the Lender or the Borrowers.

14.8	Changes in constitution or reorganisation of the Lender

For the avoidance of doubt and without prejudice to the provisions of Clause 14.1 (Binding Effect), this Agreement shall remain binding on the Borrowers and the other Security Parties notwithstanding any change in the constitution of the Lender or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Agreement shall remain valid and effective in all respects in favour of any Assignee, Transferee or other successor in title of the Lender in the same manner as if such Assignee, Transferee or other successor in title had been named in this Agreement as a party instead of, or in addition to, the Lender.

14.9	Securitisation

The Lender may include all or any part of the Loan in a securitisation (or similar transaction) pursuant to Law 3156/2003, or any other relevant legislation introduced or enacted after the date of this Agreement, without the consent of, or consultation with, but after giving 15-days notice to the Borrowers. The Borrowers will assist the Lender as necessary to achieve a successful securitisation (or similar transaction) provided that the Borrowers shall not be required to bear any third party costs related to any such securitisation (or similar transaction) and that such securitisation (or similar transaction) shall not result in an increase of the Borrowers’ obligations under this Agreement and the other Security Documents and need only provide any such information which any third parties may reasonably require.

14.10	Lending Office

The Lender shall lend through its office at the address specified in the preamble of this Agreement or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement.  If the office through which the Lender is lending is changed pursuant to this Clause 14.10, the Lender shall notify the Borrowers promptly of such change and upon notification of any such transfer, the word “Lender” in this Agreement and in the other Finance Documents shall mean the Lender, acting through such branch or branches and the terms and provisions of this Agreement and of the other Finance Documents shall be construed accordingly.

15.	MISCELLANEOUS

15.1	Time of essence

Time is of the essence as regards every obligation of the Borrowers under this Agreement.

15.2	Cumulative Remedies

The rights and remedies of the Lender contained in this Agreement and the other Finance Documents are cumulative and neither exclusive of each other nor of any other rights or remedies conferred by law.

15.3	No implied waivers

No failure, delay or omission by the Lender to exercise any right, remedy or power vested in the Lender under this Agreement and/or the other Finance Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrowers, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.  In the event of the Lender on any occasion agreeing to waive any such right, remedy or power, or consenting to any departure from the strict application of the provisions of this Agreement or of any other Finance Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Lender under this Agreement and the other Finance Documents or the right of the Lender thereafter to act strictly in accordance with the terms of this Agreement and the other Finance Documents.  No modification or waiver by the Lender of any provision of this Agreement or of any of the other Finance Documents nor any consent by the Lender to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given.  No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

15.4	Recourse to other security

The Lender shall not be obliged to make any claim or demand or to resort to any Finance Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the other Finance Documents against the Security Parties (or any of them) or any other person liable and no action taken or omitted by the Lender in connection with any such Finance Document or other means of payment will discharge, reduce, prejudice or affect the liability of any Security Party under this Agreement and the other Finance Documents to which it is, or is to be, a party.

15.5	Integration of Terms

This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter (save for the provisions thereof which relate to fees) and any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

15.6	Amendments

This Agreement and any other Finance Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

15.7	Invalidity of Terms

In the event of any provision contained in one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to that jurisdiction only without affecting the remaining provisions hereof or thereof.  If, however, this event becomes known to the Lender prior to the drawdown of the Commitment or of any part thereof the Lender shall be entitled to refuse drawdown until this discrepancy is remedied. In case that the invalidity of a part results in the invalidity of the whole Agreement, it is hereby agreed that there will exist a separate obligation of the Borrowers for the prompt payment to the Lender of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

15.8	Language and genuineness of documents

(a)
Language:  All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Finance Documents shall be in the Greek or the English language (or such other language as the Lender shall agree) or shall be accompanied by a certified Greek translation upon which the Lender shall be entitled to rely.

(b)
Certification of documents:  Any copies of documents delivered to the Lender shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practicing in Greece or otherwise as will be acceptable to the Lender at the sole discretion of the Lender.

(c)
Certification of signature:  Signatures on Board or shareholder resolutions, Secretary’s certificates and any other documents are, at the discretion of the Lender, to be verified for their genuineness by appropriate Consul or other competent authority.

15.9	Further assurances

Each of the Borrowers undertakes that the Finance Documents shall both at the date of execution and delivery thereof and so long as any monies are owing under any of the Finance Documents be valid and binding obligations of the respective parties thereto and enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

15.10	Inconsistency of Terms

In the event of any inconsistency or conflict between the provisions of this Agreement and the provisions of any other Finance Document the provisions of this Agreement shall prevail.

15.11	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

15.12	Confidentiality

(a)
Each of the parties hereto agree and undertake to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession in connection with this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b)
The parties acknowledge and accept that they may be required by law or by stock exchange rules that it may be appropriate for them to disclose information and deliver documentation relating to the transactions and matters in relation to this Agreement and/or the other Finance Documents to governmental or regulatory agencies and authorities.

(c)
The Borrowers acknowledge and accept that in case of occurrence of any of the Events of Default the Lender may disclose information and deliver documentation relating to the Borrowers and the transactions and matters in relation to this Agreement and/or the other Finance Documents to third parties to the extent that this is necessary for the enforcement or the contemplation of enforcement of the Lender’s rights or for any other purpose for which in the opinion of the Lender, such disclosure would be useful or appropriate for the interests of the Lender or otherwise and the Borrowers expressly authorise any such disclosure and delivery.

(d)
The Borrowers acknowledge and accept that the Lender may be prohibited or it may be inappropriate for the Lender to disclose information to the Borrowers by reason of law or duties of confidentiality owed or to be owed to other persons.

(e)
This Clause 15.12 shall be: (i) in addition to all other duties of confidentiality imposed on the Lender and its professional advisers under applicable law; and (ii) subject to any other applicable provisions contained in this Agreement and the other Finance Documents.

15.13	Process of personal data

(a)
Process of personal data: Each Borrower hereby confirms that it has been informed that its personal data and/or the personal data of its director(s), officer(s) and legal representative(s) (together the “personal data”) contained in this Agreement (and any supplemental or amendatory agreement thereof) and the other Finance Documents or the personal data that have been or will be lawfully received or obtained by the Lender in relation to this Agreement and the other Finance Documents or the enforcement of all of the rights, powers and remedies possessed by the Lender under this Agreement (and any supplemental or amendatory agreement thereof) and/or under any other Finance Document will be included at the personal data database maintained by the Lender as processing agent (Υπεύθυνη Επεξεργασίας) and will be processed by the Lender or by third parties for the purpose of maintaining the security created by this Agreement (and any supplemental or amendatory agreement thereof) and the other Finance Documents and preserving of all of the rights, powers and remedies possessed by the Lender thereunder and properly serving, supporting and monitoring their current business relationship as provided in the information brochure “Information for the Processing of Personal Data” (Ενημέρωση για την επεξεργασία δεδομένων προσωπικού χαρακτήρα) which forms an integral part of this Agreement and each Borrower hereby confirms that a copy of such information brochure has been received by the Borrowers, its director(s), officer(s) and legal representative(s) and has been perused, duly understood and fully agreed by each of them.

(b)	Duration of the process: The personal data process shall survive the termination of this Agreement for such period as it is required by the applicable law.

16.	JOINT AND SEVERAL LIABILITY OF THE BORROWERS

16.1	Joint and several liability

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.

16.2	No impairment of Borrowers’ obligations

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrower(s);

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrower(s);

(c)	the Lender releasing the other Borrower(s) or any Security Interest created by a Finance Document; or

(d)	any time, waiver or consent granted to, or composition with the other Borrower(s) or other person;

(e)	the release of the other Borrower(s) or any other person under the terms of any composition or arrangement with any creditor thereof;

(f)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the other Borrower(s) or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the other Borrower(s) or any other person;

(h)
any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(i)	any unenforceability, illegality or invalidity of any obligation or any person under any Finance Document or any other document or security;

(j)	any insolvency or similar proceedings; or

(k)	any combination of the foregoing.

16.3	Principal debtor

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and none of the Borrowers shall in any circumstances be construed to be a surety for the obligations of the other Borrower(s) under this Agreement.

16.4	Subordination

Subject to Clause 16.5 (Borrowers’ required action), during the Security Period, none of the Borrowers shall:

(a)
claim any amount which may be due unless such claim is made with the prior written consent of the Lender (such consent not to be unreasonably withheld ) to it from the other Borrower(s) whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)
take or enforce any form of security from the other Borrower(s) for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of the other Borrower(s); or

(c)	set off such an amount against any sum due from it to the other Borrower(s); or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Borrower(s) or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

16.5	Borrowers’ required action

If during the Security Period, the Lender, by notice to the Borrowers, requires them (or any of them) to take any action referred to in paragraphs (a) to (d) of Clause 16.4 (Subordination), in relation to the any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender’s notice.

16.6	Deferral of Borrowers’ rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, no Borrower will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by the other Borrower(s); or

(b)	to claim any contribution from the other Borrower(s) in relation to any payment made by it under the Finance Documents.

17.	NOTICES AND COMMUNICATIONS

17.1	Notices

Every notice, request, demand or other communication under the Agreement or, unless otherwise provided therein, any of the other Finance Documents shall:

(a)
be in writing delivered personally or by first-class prepaid letter (airmail if available), or shall be served through a process server or subject to Clause 10.11 (Communications Indemnity) and Clause 10.12 (Electronic Communication) by electronic mail;

(b)
be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Finance Document, in the case of electronic mail, at the time of dispatch as per transmission report (provided, in either case, that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and

(c)	be sent:

(i)	if to be sent to any Security Party, to:

c/o Castor Ships S.A..
10 Seneka Street,
Kifissia 145 64, Greece
Attention: Mr.  Efstratios Kalantzis/Mrs. Myrsini Rafaela Chiotelli
E-mail: legal@castorships.com and finance@castorships.com

and

(ii)	if to be sent to the Lender, to

ALPHA BANK S.A.
93 Akti Miaouli
185 38 Piraeus, Greece
Fax No.: +30210 42 90 268
Attention: The Manager
E-mail: shipping@alpha.gr

or to such other person, address fax number or electronic address as is notified by the relevant Security Party or the Lender (as the case may be) to the other parties to this Agreement and, in the case of any such change of address, or fax number or electronic address notified to the Lender, the same shall not become effective until notice of such change is actually received by the Lender and a copy of the notice of such change is signed by the Lender.

17.2	Effective date of notices

Subject to Clauses 17.3 (Service outside business hours) and 17.4 (Illegible notices):

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by electronic mail shall be deemed to be served, and shall take effect, two hours after its transmission is completed.

17.3	Service outside business hours

However, if under Clause 17.2 (Effective date of notices) a notice would be deemed to be served:

(a)	on a day which is not a Business Day in the place of receipt; or

(b)	on such a Business Day, but after 5 p.m. local time,

the notice shall (subject to Clause 17.4 (Illegible notices)) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Business Day.

17.4	Illegible notices

Clauses 17.2 (Effective date of notices) and 17.3 (Service outside business hours) do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

17.5	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

17.6	Effect of electronic communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)
Any such electronic communication as specified in paragraph (a) above to be made between a Security Party and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)
Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)
Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following Business Day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 17.6.

18.	LAW AND JURISDICTION

18.1	Governing Law

(a)	This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English Law.

(b)
For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of this Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Lender and the said affidavit shall constitute full and conclusive evidence binding on the Borrowers but the Borrowers shall be allowed to rebut such evidence save for witness.

18.2	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement and including claims arising out of tort or delict) (a “Dispute”). Each of the Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts.

(b)
The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary and waives any objections to the inconvenience of England as a forum.

(c)
This Clause 18.2 is for the benefit of the Lender only.  As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

18.3	Process Agent for English Proceedings

Without prejudice to any other mode of service allowed under any relevant law each of the Borrowers irrevocably designates, appoints and empowers Messrs. Hill Dickinson Services (London) Limited, at present of The Broadgate Tower, 20 Primrose Street, London EC2A 2EW, England (Mr. Anthony Paizes, Email: Anthony.Paizes@hilldickinson.com), (hereinafter called the “Process Agent for English Proceedings”), to receive for it and on its behalf, service of process issued out of the English courts in relation to any proceedings before the English courts in connection with any Finance Document, provided, however, that:

(a)
each of the Borrowers hereby agrees and undertakes to maintain a Process Agent for English Proceedings throughout the Security Period and hereby agrees that in the event that if any Process Agent for English Proceedings is unable for any reason to act as agent for service of process, that Borrower must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint for this purpose a substitute Process Agent for English Proceedings and the Lender is hereby irrevocably authorised to effect such appointment on Borrowers’ behalf. The appointment of such Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Lender to the Borrowers in accordance with Clause 17.1 (Notices); and

(b)	each of the Borrowers hereby agrees that failure by a Process Agent for English Proceedings to notify the Borrowers of the process will not invalidate the proceedings concerned.

18.4	Proceedings in any other country

If it is decided by the Lender that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by each of the Borrowers and it is agreed and undertaken by each of the Borrowers to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and each of the Borrowers agrees that any judgment or order obtained in an English court shall be conclusive and binding on the Borrowers and shall be enforceable without review in the courts of any other jurisdiction.

18.5	Process Agent (antiklitos) in Greece

Mr. Efstratios Kalantzis, an Attorney-at-Law, presently of Castor Ships S.A., currently of 10 Seneka Street, Nea Kifissia 145 64, Greece (hereinafter called the “Process Agent for Greek Proceedings”) is hereby appointed by each of the Borrowers as agent to accept service, upon whom any judicial process in respect of proceedings in Greece may be served and any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim, notice, request, demand or other communication under this Agreement or any of the Finance Documents. In the event that the Process Agent for Greek Proceedings (or any substitute process agent notified to the Lender in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Lender), which will be conclusively proved by a deed of a process server to the effect that the Process Agent  for Greek Proceedings was not found at such address, any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim or other communication to be sent to any Security Party may be validly served/notified in accordance with the relevant provisions of the Hellenic Code on Civil Procedure.

18.6	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

18.7	Meaning of “proceedings”

In this Clause 18 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

[Remainder of page intentionally left blank]

SCHEDULE 1

Form of Drawdown Notice
(referred to in Clause 2.2)

To:	ALPHA BANK S.A.
93 Akti Miaouli
185 38 Piraeus, Greece
[●], 2025

Re:          US$50,000,000 Loan Agreement (the “Loan Agreement”) dated [●], October, 2025 made between (1) the Lender, as lender and (2) (a) Ariel Shipping Co., Mulan Shipping Co., Johnny Bravo Shipping Co. and Aladdin Shipping Co., each a Marshall Islands corporation (the “Borrowers”), as joint and several borrowers.

1.
We refer to the Loan Agreement (terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice) and hereby give you notice that we wish to draw the Commitment as follows:

(i)	Loan: the full amount of the Commitment in the amount of US$50,000,000 (Dollars Fifty million);

(ii)	Drawdown Date: [●], 2025;

(iii)	duration of first Interest Period: duration of the first Interest Period in respect of the Loan shall be [●] months; and

(iv)	Payment instructions: [in payment to the Operating Accounts as per our instructions under separate cover for the purposes set out in Clause 1.1 (Amount and purpose) of the Loan Agreement].

2.	We confirm, represent and warrant that:

(i)	no event or circumstance has occurred and is continuing which constitutes an Event of Default or will result from the borrowing of the Loan;

(ii)
the representations and warranties contained in Clause 6 (Representations and warranties) of the Loan Agreement and the representations and warranties contained in each of the other Finance Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(iii)
the borrowing to be effected by the drawing of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded;

(iv)
we will not use the Loan proceeds or any part thereof for the purpose of acquiring shares in the share capital of the Lender or other banks and/or financial institutions or acquiring hybrid capital debentures (τίτλους υβριδικών κεφαλαίων) of the Lender or other banks and/or financial institutions; and

(v)
there has been no change in our ownership, management, operations and no Material Adverse Change in our financial position or in the consolidated financial position of ourselves and the other Security Parties from that described by us to the Lender in the negotiation of the Loan Agreement or as otherwise publicly disclosed.

3.	This Drawdown Notice cannot be revoked without the prior consent of the Lender.

SIGNED by	)
Mr.	)
for and on behalf of	)
ARIEL SHIPPING CO.,	)
of the Marshall Islands,	)
in the presence of:	)	Attorney-in-fact

SIGNED by	)
Mr.	)
for and on behalf of	)
MULAN SHIPPING CO.,	)
of the Marshall Islands,	)
in the presence of:	)	Attorney-in-fact

SIGNED by	)
Mr.	)
for and on behalf of	)
JOHNNY BRAVO SHIPPING CO.,	)
of the Marshall Islands,	)
in the presence of:	)	Attorney-in-fact

SIGNED by	)
Mr.	)
for and on behalf of	)
ALADDIN SHIPPING CO.,	)
of the Marshall Islands,	)
in the presence of:	)	Attorney-in-fact

Witness:
Name:	[●]
Title:	Attorney-at-Law
Address:	[●],
Piraeus, Greece

Schedule 2

Form of Insurance Letter

To:	[P&I Club]
[●]
[●]

From:	[●]
[●],
[●]

[●] 20[●]

Dear Sirs

m.v. “[●]” (the “Ship”)

We are obtaining loan finance from ALPHA BANK S.A. (the “Lender”) secured (inter alia) by a first ship mortgage over the Ship.  The Ship’s insurances will also be assigned to the Lender.

You are hereby authorised to send a copy of the Certificate of Entry for the Ship to the Lender, c/o their lawyers, namely, Theo V. Sioufas & Co. Law Offices, of 13 Defteras Merarchias Street, 185 35 Piraeus, Greece.  Further, you are also irrevocably authorised to provide the Lender from time to time with any other information whatsoever which they may require relating to the entry of the Ship in the association.

This letter is governed by, and shall be construed in accordance with, English law.

For and on behalf of
[●]

Schedule 3

Form of Sustainability Performance Certificate

To:	Alpha Bank S.A.

From:	............ Shipping Co.
Trust Company Complex,
Ajeltake Road, Ajeltake Island,
Majuro, Marshall Islands MH 96960

c/o Castor Ships S.A..
10 Seneka Street,
Kifissia 145 64, Greece
Date:          [●]

m/v [●] (the “Ship”) - $50,000,000 Loan Agreement dated [●] October, 2025 (the “Loan Agreement”)

Dear Sirs

1
We refer to the Loan Agreement. This is a Sustainability Performance Certificate.  Terms defined in the Loan Agreement have the same meaning when used in this Sustainability Performance Certificate unless given a different meaning in this Sustainability Performance Certificate.

2	We confirm that as at [insert relevant testing date] the Sustainability KPI (Ship CII) for the Ship was [ ], and therefore the Sustainability KPI Target for the considered year has been achieved.

3
On the basis of Clause 3.11 ((Sustainability Margin Adjustment)) of the Loan Agreement, Sustainability KPI Target has been achieved for KPI resulting in an Initial Margin reduction of 0.05% for the Loan.

[Signed:
[Chief Executive Officer/ Chief Financial Officer/ Authorized signatory] of ...........................Co. Ltd.

Acknowledged and Certified by

Name:
Of
[insert name of certifying Recognised Organisation]

Schedule 4

Form of Compliance Certificate
(referred to in Clauses 8.1(f) and 8.8

To:	ALPHA BANK S.A.,
93 Akti Miaouli, Piraeus, Greece
(the “Lender”)

From:	CASTOR MARITIME INC., of the Marshall Islands
(the “Corporate Guarantor”)

Dated: [●], 20[●]

RE:        Loan Agreement dated [●] October, 2025 made between (1) Ariel Shipping Co., Mulan Shipping Co., Johnny Bravo Shipping Co. and Aladdin Shipping Co. (the “Borrowers”) (2) the Lender, in respect of a loan facility of up to US$50,000,000 (the “Loan Agreement”).

Terms defined in the Loan Agreement shall have the same meaning when used herein.

I being  the Chief Financial Officer/Director of the Corporate Guarantor, refer to Clause 8.1(f)(ii) of the Loan Agreement and hereby certify that, during the Accounting Period 01.01.20[…] to 31.12.20[…] and on the date hereof the Financial Covenants (Clause 16.11 of the Loan Agreement), are fully complied with:

1.	Financial Covenants:

(a)	Corporate Leverage Ratio: is [●]%; and

(b)	Corporate Liquidity: US$ [●]

2.	Event of Default: [No Event of Default has occurred and is continuing]

or

[The following Event of Default has occurred and in continuing: [provide details of Event of Default].  [The following steps are being taken to remedy it: [provide details of steps being taken to remedy Event of Default]].

We attach hereto the necessary documents supported by calculations setting out in reasonable detail the materials underling the statements made in this Compliance Certificate.

CASTOR MARITIME INC.

Signed:
Name: [………………………….]
Title: Chief Financial Officer/Director

EXECUTION PAGE

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the date first above written.

SIGNED by	)
Mr	)
for and on behalf of	)
ARIEL SHIPPING CO.,	)
of the Marshall Islands,	)
in the presence of:	)	Attorney-in-fact

SIGNED by	)
Mr	)
for and on behalf of	)
MULAN SHIPPING CO.,	)
of the Marshall Islands,	)
in the presence of:	)	Attorney-in-fact

SIGNED by	)
Mr.	)
for and on behalf of	)
JOHNNY BRAVO SHIPPING CO.,	)
of the Marshall Islands,	)
in the presence of:	)	Attorney-in-fact

SIGNED by	)
Mr.	)
for and on behalf of	)
ALADDIN SHIPPING CO.,	)
of the Marshall Islands,	)
in the presence of:	)	Attorney-in-fact

Witness to all above signatures:

Name:	Alexandra Pagoni
Address:	13 Defteras Merarchias
Piraeus, Greece
Occupation: t. Attorney-at-Law

SIGNED by		)
Mr.	and	)
Mr		)	Attorney-in-fact
for and on behalf of		)
ALPHA BANK S.A.,		)
of Greece,		)
in the presence of:		)	Attorney-in-fact

Witness:
Name:	Alexandra Pagoni
Address:	13 Defteras Merarchias
Piraeus, Greece
Occupation: t. Attorney-at-Law